Exhibit 99.1

TERRA INDUSTRIES INC.

TERRA CENTRE

600 FOURTH STREET, P.O. BOX 6000

SIOUX CITY, IOWA 51102-6000

INFORMATION STATEMENT PURSUANT TO SECTION 14(f) OF THE
SECURITIES EXCHANGE ACT OF 1934 AND RULE 14f-1 THEREUNDER

This Information Statement is being mailed on or about March 18, 2010 to holders of record of common stock, without par value (the “Terra Common Shares”), of Terra Industries Inc., a Maryland corporation (“Terra” or the “Company”), as part of the Solicitation/Recommendation Statement on Schedule 14D-9/A (the “Schedule 14D-9/A”) of Terra with respect to the offer by CF Industries Holdings, Inc., a Delaware corporation (“CF”), through its indirect wholly-owned subsidiary, Composite Merger Corporation, a Maryland corporation (“CF Sub”), as disclosed in the Tender Offer Statement on Schedule TO, dated March 5, 2010 (as amended or supplemented from time to time, the “Schedule TO”), to exchange each outstanding Terra Common Share for the “Per Share Consideration”, which is equal to (i) $37.15 in cash, less any applicable withholding taxes and without interest, and (ii) 0.0953 of a share of common stock, par value $0.01 per share, of CF (together with the associated preferred stock purchase rights) (the “CF Common Stock”), upon the terms and subject to the conditions set forth in (a) the Preliminary Prospectus/Offer to Exchange, dated March 5, 2010 (as amended or supplemented from time to time, the “Exchange Offer”), and (b) the related Letter of Transmittal (which, together with the Exchange Offer and any amendments or supplements thereto from time to time, constitute the “Offer”). You are receiving this Information Statement in connection with the possible election of persons designated by CF to at least a majority of the seats on the Terra Board of Directors (the “Board”). Such designation is to be made pursuant to the Agreement and Plan of Merger, dated as of March 12, 2010 (as such agreement may be amended or supplemented from time to time, the “Merger Agreement”), among Terra, CF and CF Sub.

The Offer will expire at 12:00 midnight, New York City time, on April 2, 2010, unless CF or CF Sub extends the Offer in accordance with the Merger Agreement. Promptly after that time, if all conditions to the Offer have been satisfied or waived, CF Sub will purchase all Terra Common Shares validly tendered pursuant to the Offer and not validly withdrawn. Copies of the Exchange Offer and the related Letter of Transmittal have been mailed with the Schedule 14D-9/A to Terra stockholders and are filed as exhibits to the Schedule 14D-9/A filed by Terra with the Securities and Exchange Commission (the “SEC”) on March 18, 2010.

The Merger Agreement provides that, upon the payment by CF Sub for Terra Common Shares pursuant to and subject to the conditions of the Offer, CF shall be entitled to designate to serve on the Board such number of directors as will give CF representation equal to that number of directors (rounded up to the next whole number) determined by multiplying (i) the total number of directors on the Board (giving effect to the directors elected pursuant to the right of CF described in this sentence) by (ii) the percentage that (A) the number of Terra Common Shares beneficially owned by CF, CF Sub and their affiliates bears to (B) the number of Terra Common Shares then outstanding. Terra has agreed to take all action necessary to cause CF’s designees to be elected to the Board, including obtaining resignations of incumbent directors. As a result, CF will have the ability to designate a majority of the Board following the consummation of the Offer.

This Information Statement is required by Section 14(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14f-1 thereunder, in connection with the appointment of CF’s designees to the Board. You are urged to read this Information Statement carefully. You are not, however, required to take any action.

The information contained in this Information Statement, including information incorporated herein by reference, concerning CF’s designees has been furnished to Terra by CF, and Terra assumes no responsibility for the accuracy or completeness of such information.

CF DESIGNEES

CF has informed Terra that it will choose its designees to the Board from the executive officers of CF listed in Schedule I to the Exchange Offer, a copy of which is being mailed to Terra stockholders. The information with respect to such individuals in Schedule I to the Exchange Offer is incorporated herein by reference. CF has informed Terra that each of the executive officers of CF listed in Schedule I to the Exchange Offer who may be chosen has consented to act as a director of Terra, if so designated.

Based solely on the information set forth in the Exchange Offer and Schedule I thereto, none of the executive officers of CF listed in Schedule I to the Exchange Offer (i) is currently a director of, or holds any position with, Terra, or (ii) has a familial relationship with any directors or executive officers of Terra. Terra has been advised that, to the best knowledge of CF and CF Sub, except as disclosed in the Exchange Offer, none of the executive officers of CF listed in Schedule I to the Exchange Offer beneficially owns any equity securities (or rights to acquire such equity securities) of Terra and none have been involved in any transactions with Terra or any of its directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Based solely on the information set forth in Schedule I to the Exchange Offer, and except as described in such schedule, none of the executive officers of CF listed on Schedule I to the Exchange Offer has, during the last ten years, (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of such laws.

It is expected that CF’s designees may assume office at any time following the payment by CF Sub for Terra Common Shares pursuant to the Offer, which payment cannot be earlier than April 5, 2010, and that, upon assuming office, CF’s designees will thereafter constitute at least a majority of the Board. It is currently not known which of the current directors of Terra would resign.

CERTAIN INFORMATION CONCERNING TERRA

The authorized capital stock of the Company consists of 133,500,000 shares, without par value, of which (i) 133,380,000 shares have been classified as Terra Common Shares and (ii) 120,000 shares have been classified as 4.25% Series A Cumulative Convertible Perpetual Preferred Shares (the “Series A Preferred Stock”). As of March 17, 2010, there were 100,165,757 Terra Common Shares outstanding and no shares of Series A Preferred Stock outstanding.

The Terra Common Shares constitute the only class of securities of the Company that is entitled to vote at a meeting of stockholders of the Company. Each Terra Common Share entitles the record holder to one vote on all matters submitted to a vote of the stockholders.

CURRENT DIRECTORS AND EXECUTIVE OFFICERS OF TERRA

Directors.

The following sets forth information regarding the members of the Board:

Name and Age	Present Positions and Offices with Terra, Other Directorships, Principal Occupation During the Past Five Years	First Year as Director; Class and Term
Henry R. Slack (60)

Mr. Slack has served as Chairman of Terra since April 2001 and as the Managing Member of Quarterwatch, LLC, a financial advisory and related family services company, since 2003. Prior to his retirement, he was Chief Executive Officer of Minorco SA, an international mining company, from 1991 until 1999, when that company merged with Anglo American Corporation to form Anglo American plc. He has also served as a director of E. Oppenheimer and Son International Limited, a private investment and holding company, since 1979; served as Chairman of First Africa Group, a private investment banking firm, from 2006 until its acquisition in 2009; and was Chairman of Task (USA) Inc., a private investment firm, from September 1999 to June 2002. Mr. Slack was a member of the Board of Directors and the executive committee of Anglo American Corporation, an international mining company, from 1981 until 1999. He has also served on the board of directors of Salomon Brothers Inc., a provider of investment banking, securities underwriting and foreign exchange trading services, from 1982 to 1988, SAB Miller plc., one of the world’s largest brewers, from 1998 to 2002, and for more than twenty years on the board of Engelhard Corporation, a supplier of catalysts used in the petroleum, chemical and food industries, until its acquisition in 2006. The Board selected Mr. Slack as a director, among other reasons, because of his extensive knowledge of Terra and the nitrogen fertilizer business and industry gained through serving on the Board for 27 years, as well as his broad business acumen and demonstrated ability to serve as Chairman of the Board.

1983; Class II Director, term expires at the 2012 annual meeting

Name and Age	Present Positions and Offices with Terra, Other Directorships, Principal Occupation During the Past Five Years	First Year as Director; Class and Term
Michael L. Bennett (56)

Mr. Bennett, who has been employed by the Company for 36 years, has served as President and Chief Executive Officer of Terra since April 2001 and as Executive Vice President and Chief Operating Officer of Terra from February 1997 to April 2001. Mr. Bennett has served as President of Terra Nitrogen GP Inc. (“TNGP”) (or its predecessor), a subsidiary of Terra and the General Partner of Terra Nitrogen Company, L.P. (“TNCLP”), since June 1998, as Chairman of the Board of TNGP since April 2002 and a director of TNGP (or its predecessor) since 1995. Mr. Bennett has served as a director of Alliant Energy Corporation (“Alliant Energy”), a public utility holding company, since 2003 and is a member of the Capital Approval, Audit and Executive Committees, the Chairman of the Nominating and Governance Committee and the Lead Independent Director. Mr. Bennett has also served as a director of Interstate Power and Light Company, Wisconsin Power and Light Company and Alliant Energy Resources, Inc., each a first tier subsidiary of Alliant Energy, since 2003. The Board selected Mr. Bennett as a director, among other reasons, because of his demonstrated ability as Chief Executive Officer of Terra and extensive knowledge of the nitrogen fertilizer business and industry, gained while serving in numerous positions with Terra over a 36-year career.

2001; Class I Director, term expires at the 2011 annual meeting

David E. Fisher (67)

Mr. Fisher served as a director of Falcon Oil & Gas Ltd., a global energy company, between 2007 and 2009 and was Chairman of its Audit Committee and a member of its Compensation Committee. Mr. Fisher is the Chairman of Real Associates Limited, a private company which invests in commercial and residential property principally located in Scandinavia, and has served in that capacity since 2005. He has over 25 years experience in the natural resources and extractive industries, having served as Finance Director of Minorco SA, an international mining company, from 1992 until his retirement in 1999. The Board selected Mr. Fisher as a director, among other reasons, because of his over 25 years of experience in the natural resources and extractive industries, his extensive knowledge of Terra and the nitrogen fertilizer business and industry gained through serving on the Board for 17 years, as well as his extensive financial and accounting expertise, enabling him to effectively chair Terra’s Audit Committee and to qualify as an “audit committee financial expert” as that term has been defined by the SEC.

1993; Class III Director, term expires at the 2010 annual meeting

Name and Age	Present Positions and Offices with Terra, Other Directorships, Principal Occupation During the Past Five Years	First Year as Director; Class and Term
Dod A. Fraser (59)

Mr. Fraser has served as President of Sackett Partners Incorporated, a consulting company he established in 2000, upon retiring from a 27-year career in investment banking. Previously, Mr. Fraser was a General Partner of Lazard Frères & Co., which he joined in 1978, and most recently, from 1995 to 2000, he was with The Chase Manhattan Bank, now JP Morgan Chase, where he was a Managing Director and Group Executive leading the global oil and gas group. Mr. Fraser also has served as a board member of Smith International, Inc. (“Smith”), an oilfield service company, since 2004; Forest Oil Corporation (“Forest Oil”), an independent oil and gas company, since 2000; and Acergy S.A. (“Acergy”), a sub-sea engineering and construction company, since 2009. He serves as Chairman of the Audit Committees of both Smith and Forest Oil, a member of the Compensation Committee of both Smith and Acergy and a member of the Nominating and Corporate Governance Committee of Forest Oil. The Board selected Mr. Fraser as a director, among other reasons, because of his extensive energy industry experience, as well as his experience as an investment banker and as a director of Smith, Acergy and Forest Oil, and his experience with executive compensation issues and demonstrated ability to serve as chairman of various board committees.

2003; Class III Director, term expires at the 2010 annual meeting

Martha O. Hesse (67)

Ms. Hesse founded, owned and was President and Chief Executive Officer of Hesse Gas Company, a nationwide natural gas marketing company, from 1992 to 2003. She served as Chairman of the U.S. Federal Energy Regulatory Commission from 1986 to 1989, the first woman to hold such position, and previously served as assistant secretary for Management and Administration for the U.S. Department of Energy, as well as Senior Vice President of First Chicago Corporation, a multibank holding company. Ms. Hesse serves as Chairman of the Boards of Enbridge Energy Company, Inc., the general partner of Enbridge Energy Partners, LP, which owns and operates certain crude oil, petroleum and natural gas-related assets in the United States, and Enbridge Energy Management, LLC, which manages the business and affairs of the partnership, and is a member of the Audit, Finance and Risk Committee of each. She is also a director of AMEC plc, a supplier of consultancy, engineering and project management services to the energy, power and process industries, serving as a member of the Audit Committee and chair of the Compliance and Ethics Committee, and a director of Mutual Trust Financial Group, an insurance-based financial services organization, serving as chair of the Audit Committee. The Board selected Ms. Hesse as a director, among other reasons, because of her extensive knowledge of the natural gas industry and its regulation, as well as her experience with corporate governance issues and demonstrated ability to serve as chairman of various board committees.

2001; Class I Director, term expires at the 2011 annual meeting

Name and Age	Present Positions and Offices with Terra, Other Directorships, Principal Occupation During the Past Five Years	First Year as Director; Class and Term
Peter S. Janson (62)

Mr. Janson retired from AMEC Inc., an engineering and environmental services firm, in 2002. Mr. Janson served as Chairman and Chief Executive Officer of AMEC Inc. and a director of AMEC plc from 2000 to 2002 and as President and Chief Executive Officer of Agra Inc., an engineering and environmental services firm (which was sold to AMEC Inc. in 2000), from 1999 to 2000. Mr. Janson also serves as a director of Teekay Corporation, a provider of international crude oil and petroleum product transportation services, serving on the Audit and Compensation and Human Resources Committees. Mr. Janson served as a director of Tembec Industries Inc., a forest products company, from 2004 to 2008, serving as Chair of the Environment and Safety Committee, Chair of the Special Committee for Strategic Purposes and a member of the Corporate Governance and Human Resources Committee. He also served as a director of ATS Automation Tooling Systems Inc., a provider of custom designed, built and installed manufacturing solutions, from 2004 to 2007, serving as a member of the Human Resources and Compensation Committee and the Governance Committee. The Board selected Mr. Janson as a director, among other reasons, because of his extensive energy industry experience, his general business experience as a chief executive officer of public and subsidiary companies, his experience managing projects at a senior management level and his board experience on audit, compensation and special committees.

2005; Class I Director, term expires at the 2011 annual meeting

James R. Kroner (48)

Mr. Kroner has been a private investor since his retirement in December 2005. Mr. Kroner served as Chief Financial Officer and Chief Investment Officer for Endurance Specialty Holdings Ltd. (“Endurance”), a publicly traded insurance and reinsurance company, from December 2001 to December 2005, and as Managing Director of Fox Paine & Company, a private equity firm, from January 2000 to December 2001. Mr. Kroner served as a director of Endurance from 2002 to 2003. Mr. Kroner served as a director of WJ Communications Inc. from 2000 to 2002. Mr. Kroner has served as a director of United America Indemnity, Ltd, a specialty property and casualty insurer, since 2007, and serves as Chairman of its Investment and Section 162(m) Committees and a member of its Audit Committee. The Board selected Mr. Kroner as a director, among other reasons, based on input from Terra stockholders and because of his past directorships and extensive financial and accounting expertise, including that gained from his past experience as a Managing Director at Fox Paine & Company, JP Morgan & Co. and Salomon Smith Barney.

2001; Class I Director, term expires at the 2011 annual meeting

Name and Age	Present Positions and Offices with Terra, Other Directorships, Principal Occupation During the Past Five Years	First Year as Director; Class and Term
John N. Lilly (56)

Mr. Lilly has been the President of John Lilly Strategic Insights, LLC, an advisory service company to the financial services industry, since 2002. Mr. Lilly was employed by Procter & Gamble Company (“P&G”) from 1976 to 1997, working in the laundry, paper, food and beverage brands in multiple countries. In 1997, Mr. Lilly joined the Pillsbury Company as President of Pillsbury North American and then as Chief Executive Officer of the Pillsbury Company worldwide. After Pillsbury became part of General Mills, Mr. Lilly started to work as an advisor. He has acted as a senior advisor to TPG Capital, Duff & Phelps, Lehman Brothers and Compass Advisors. Mr. Lilly served on the board of Adams Respiratory Therapeutics until it was sold to Reckitt Benckiser PLC in 2008. He is an advisor to LEK Consulting, LLC and a Trustee of the National Public Radio Foundation. Mr. Lilly brings to the Board extensive strategic corporate insight and corporate governance expertise through his consulting and advisory experience, his experience as an officer of P&G, his experience as Chief Executive Officer of the Pillsbury Company and his past directorships.

2009; Class II Director, term expires at the 2012 annual meeting

Dennis McGlone (60)

Mr. McGlone has been a private investor since October 2005. Prior to this, Mr. McGlone served as President, Chief Executive Officer and director of Copperweld Corp., a major North American producer of steel tubing and fabricated tubular products, from February 2004 to October 2005; President, Chief Operating Officer, and director of Copperweld from October 2002 to February 2004; and Vice President of Copperweld from July 2001 to October 2002. Mr. McGlone served as Vice President, Corporate Officer of Armco Inc./AK Steel, a leading U.S. producer and international marketer of steel products for automotive, appliance, construction, power generation and distribution, and process industries, from 1996 to March 2001. The Board selected Mr. McGlone as a director, among other reasons, based on input from Terra stockholders and his broad business acumen, including that gained in the specialty steel industry managing cyclical price-sensitive commodities that are energy and capital intensive.

2006; Class III Director, term expires at the 2010 annual meeting

Name and Age	Present Positions and Offices with Terra, Other Directorships, Principal Occupation During the Past Five Years	First Year as Director; Class and Term
David A. Wilson (68)

Dr. Wilson has served as President and Chief Executive Officer of the Graduate Management Admission Council since 1995. Dr. Wilson was a director of Laureate Education, Inc. (formerly Sylvan Learning Systems, Inc.), from 2002 to 2007 and was Chairman of the Audit Committee beginning in 2003. Dr. Wilson was employed by Ernst & Young LLP (and its predecessor, Arthur Young & Company) from 1978 to 1994, as an Audit Partner, Managing Partner, National Director of Professional Development, Chairman of Ernst & Young’s International Professional Development Committee and as a director of the Ernst & Young Foundation. From 1968 to 1978, Dr. Wilson served as a faculty member at Queen’s University, the University of Illinois at Urbana-Champaign, the University of Texas and Harvard University’s Graduate School of Business. Dr. Wilson brings to the Board extensive financial and accounting expertise, including a Masters of Business Administration, a Ph.D in accounting, professional accounting certifications in the United States and Canada, authorship of four books on accounting and financial reporting and experience gained at Ernst & Young LLP.

2009; Class II Director, term expires at the 2012 annual meeting

Irving B. Yoskowitz (64)

Mr. Yoskowitz is Senior Counsel at the law firm of Dickstein Shapiro LLP and a Senior Partner of Global Technology Partners, LLC (“GTP”), an investment banking and consulting firm. He also is a Centre Operating Partner of Centre Partners, LLP, a private equity firm. From 2005 to 2008, he was Executive Vice President and General Counsel of Constellation Energy Group, Inc., the parent company of Baltimore Gas and Electric Company, an electric and gas public utility. From 1998 to 2005, Mr. Yoskowitz was a Senior Partner of GTP, and from 2001 to 2005, Mr. Yoskowitz also served as Senior Counsel at the law firm of Crowell & Moring LLP. From 1981 to 1998, Mr. Yoskowitz served as Executive Vice President and General Counsel of United Technologies Corporation (“UTC”), where he also was responsible for environmental, health and safety, government contracts and compliance. Prior to joining UTC in 1979, Mr. Yoskowitz held a number of positions with International Business Machines Corporation. Mr. Yoskowitz is a director of Ross Aviation, Inc. He was a director of Wyle Holdings, Inc. from 2006 to July 2009. He was a director, chair of the Strategic Planning Committee and a member of the Audit and Compensation Committees of Darwin Professional Underwriters, Inc. from 2007 to 2008, until it was acquired by Allied World Assurance Company. He was the Lead Independent Director and a member of the Audit and Compensation Committees of Equant, NV, a global data networking company, from 1998 to 2005; a director of Sirva, Inc., from 2004 to 2005, BBA Group, plc from 1995 to 2004 and Executive Risk Insurance, Inc. from 1996 to 1999, until it was acquired by Chubb. Mr. Yoskowitz brings to the Board extensive knowledge of the energy industry and broad business experience through his work for numerous companies in a variety of industries.

2009; Class II Director, term expires at the 2012 annual meeting

Executive Officers.

The following sets forth information regarding the executive officers of Terra:

Name and Age	Present Positions and Offices with Terra and Principal Occupations During the Past Five Years

Michael L. Bennett (56)	See the information provided for Mr. Bennett above under “Directors.”

Daniel D. Greenwell (47)

Senior Vice President and Chief Financial Officer of Terra since July 2007; Vice President, Controller of Terra from April 2005 to July 2007; Director of TNGP, the General Partner of TNCLP, since March 2008; Vice President and Chief Financial Officer of TNGP since February 2008; Vice President and Chief Accounting Officer of TNGP from April 2006 to February 2008; Corporate Controller for Belden CDT Inc. from 2002 to 2005; and Chief Financial Officer of Zoltek Companies Inc. from 1996 to 2002.

Joseph D. Giesler (51)

Senior Vice President, Commercial Operations of Terra since December 2004; Vice President of Industrial Sales and Operations of Terra from December 2002 to December 2004; Global Director, Industrial Sales of Terra from September 2001 to December 2002; Vice President of TNGP, the General Partner of TNCLP, since April 2006.

Douglas M. Stone (44)

Senior Vice President, Sales and Marketing since September 2007; Vice President, Corporate Development and Strategic Planning from 2006 to September 2007; Director, Industrial Sales from 2003 to 2006; Manager, Methanol and Industrial Nitrogen from 2000 to 2003; Vice President of TNGP, the General Partner of TNCLP, since April 2009.

Edward J. Dillon (42)

Vice President and Controller of Terra since November 2008; Vice President of TNGP, the General Partner of TNCLP, since April 2009. In 1998, he joined the General Electric Company and served in numerous roles including Finance Manager for the National Broadcasting Company in New York City, progressing to Global Controller for the Consumer & Industrial segment in Louisville, Kentucky. He joined INVISTA, a subsidiary of Koch Industries, Inc. (KII) in 2005 in Wichita as Director of Corporate Finance and in 2007, moved to KII Corporation as Finance Director.

Joe A. Ewing (59)

Vice President, Investor Relations and Human Resources of Terra since December 2004; Vice President, Human Resources of Mississippi Chemical Corporation from April 2003 to December 2004; Vice President, Marketing and Distribution of Mississippi Chemical Corporation from 1999 to April 2003.

John W. Huey (62)

Vice President, General Counsel and Corporate Secretary of Terra since October 2006; Vice President, General Counsel and Corporate Secretary of TNGP, the General Partner of TNCLP, since October 2006; Counsel with Shughart Thomson & Kilroy, P.C. from 2005-2006; Attorney with Butler Manufacturing Company from 1978 to 2004, Vice President of Administration from 1993 to 1998, Vice President, General Counsel and Corporate Secretary from 1998 to 2004.

Geoffrey J. Obeney (52)

Vice President, Information Technology of Terra since February of 2008, a Director and member of the Compensation Committee of Wireless Ronin (RNIN) from April 2008 to present, Interim CEO of Spirit Computing Ltd from November 2005 to January 2008; CIO of SEI LLC, a start-up company from October 2004 to October 2005.

Richard S. Sanders Jr. (52)

Vice President, Manufacturing of Terra since August 2003; Vice President, Manufacturing of TNGP (or its predecessor), the General Partner of TNCLP, since October 2003; Plant Manager, Verdigris, Oklahoma manufacturing facility from 1995 to August 2003.

Earl B. Smith (50)

Vice President, Business Development of Terra since March 2008; Registered Financial Advisor with UBS from 2006 to 2008. Various positions with Vulcan Materials Company from 1982 to 2005, serving last as Global Business Manager from 2003 to 2005.

CORPORATE GOVERNANCE

General.

Terra strives to uphold the highest standards of ethical conduct, to follow corporate governance best practices, to report accurately and transparently and to fully comply with the laws, rules and regulations that govern Terra’s business.

The Board currently consists of eleven members. In accordance with its Corporate Governance Guidelines, the Board has affirmatively determined that David E. Fisher, Dod A. Fraser, Martha O. Hesse, Peter S. Janson, James R. Kroner, John N. Lilly, Dennis McGlone, Henry R. Slack, David A. Wilson and Irving B. Yoskowitz each meet the criteria for independence required by the New York Stock Exchange (“NYSE”) listing standards. The Board’s independence determination was based on information provided by our directors and discussions among our officers and directors. Following its evaluation, the Board concluded that none of the non-employee directors was involved in any transactions, relationships or arrangements not otherwise disclosed that would impair his or her independence. Mr. Bennett did not meet the independence standards because he is an employee of Terra and TNGP (or its predecessor), which is the General Partner of TNCLP and an indirect, wholly owned subsidiary of Terra. The Nominating and Corporate Governance Committee reviews and designates director-nominees in accordance with the policies and principles of its charter and the Corporate Governance Guidelines.

Except for Mr. Bennett’s employment described above with TNGP, no occupation carried on by any director during the past five years was carried on with any corporation or organization that is a parent, subsidiary or other affiliate of the Company. There are no family relationships among any of the directors and any executive officer of the Company. Other than the arrangements between CF and each of Messrs. Lilly, Wilson and Yoskowitz (the “2009 Directors”) described in this Information Statement, there is not any arrangement or understanding between any director, executive officer and any other person pursuant to which that director or executive officer was selected as a director or executive officer of the Company, as the case may be. There are no material proceedings in which any director or executive officer of the Company is a party adverse to the Company or any of its subsidiaries, or has a material interest adverse to the Company or any of its subsidiaries.

Each 2009 Director entered into a letter agreement (each, a “Nomination Agreement”) with CF agreeing to stand for election as a director in CF’s proxy solicitation relating to Terra’s 2009 annual meeting of stockholders (the “Proxy Solicitation”) and to serve as a director of the Company if elected. In consideration of this agreement, CF paid each 2009 Director a one-time fee of $50,000 and agreed to reimburse each 2009 Director for certain out-of-pocket expenses incurred by him in connection with serving as a nominee.

Each Nomination Agreement contains an acknowledgement by CF and the 2009 Director party thereto that all of such 2009 Director’s activities and decisions as a director of Terra will be governed by applicable law and subject to his duties to Terra and, as a result, there is not, and cannot be, any agreement between such 2009 Director and CF that governs the decisions that such 2009 Director will make as a director of Terra.

In consideration of the 2009 Directors’ respective undertakings in each Nomination Agreement, and subject to certain exceptions and limitations, CF agreed to indemnify and hold harmless each 2009 Director from any and all liabilities, losses, claims, damages, suits, actions, judgments and reasonable costs and expenses actually incurred resulting from, based upon, arising out of or relating to (i) serving as a nominee; (ii) being a participant in connection with the Proxy Solicitation; (iii) being otherwise involved in the Proxy Solicitation as a nominee; or (iv) serving as a director of Terra, but (x) such indemnification pursuant to this item (iv) will be extended only to the extent that Terra has declined or failed to indemnify a 2009 Director, or to provide such 2009 Director with liability insurance coverage, to the same extent as other directors of Terra and (y) the indemnification pursuant to this item (iv) will (1) be limited to those matters as to which Terra could provide indemnification to such 2009 Director as a director under applicable law and (2) terminate with respect to occurrences taking place after the earlier of (A) the date that Terra offers to enter into an indemnification agreement with such 2009 Director on substantially the same terms as those made available to Terra’s other directors and (B) the expiration of such 2009 Director’s initial term as a director of Terra.

Terra has structured its Board to provide separate positions for a non-executive Chairman of the Board and a chief executive officer, because it believes, due to the different and demanding nature of these positions and the skill sets they call for, that this structure provides the most efficient and effective leadership model for the Company. The Board plans to maintain these responsibilities as separate positions.

During 2009, in accordance with the Corporate Governance Guidelines, the independent directors met at regularly scheduled executive sessions of the Board without management. The Chairman of the Board, Henry R. Slack, presided at all these executive sessions, which are held at each of our Board meetings.

The Board currently has three committees: Audit, Compensation, and Nominating and Corporate Governance. A description of each committee and its function appears in the “Board of Directors and Committees” section of this Information Statement under the heading “Committees of the Board”. The Audit, Compensation, and Nominating and Corporate Governance Committees are each composed solely of independent directors as required by the NYSE listing standards. Each committee has its own charter setting forth the qualifications for membership and the committee’s purposes, goals and responsibilities. Each of these committees has the power to hire independent legal, financial or other advisors it deems necessary, without consulting or obtaining the advance approval of any Terra officer.

The Board has also adopted a Code of Ethics and Standards of Business Conduct, which outlines the principles, policies and laws that govern Terra’s activities and which serve as a tool for professional conduct in the workplace. The Code of Ethics and Standards of Business Conduct applies to Terra’s principal executive officer and principal financial officer, as well as all other officers, directors and employees of Terra.

It is the Board’s practice to encourage all its members to attend the Company’s annual stockholders meeting, although no written policy has been adopted in that regard. All Board members attended the Company’s 2009 stockholders meeting held November 20, 2009, in New York, New York, except for Messrs. Lilly, Wilson and Yoskowitz, who had not yet been elected to the Board.

Current versions of Terra’s Corporate Governance Guidelines, Code of Ethics and Standards of Business Conduct and committee charters can be found in the “Investors” section under “Governance” on Terra’s Web site at www.terraindustries.com, and are available in print, free of charge, upon request.

Risk Oversight.

Terra’s policy is to avoid unnecessary risk and to limit, to the extent practical, risks associated with operating activities. Our management may not engage in activities that expose us to speculative or non-operating risks and is expected to limit risks to acceptable levels. The use of derivative financial instruments is consistent with our overall business objectives. Derivatives are used to manage operating risk within the limits established by our Board, and in response to identified exposures, provided they qualify as hedge activities. As such, derivative financial instruments are used to manage exposure to interest rate fluctuations, to hedge specific assets and liabilities denominated in foreign currency, to hedge firm commitments and forecasted natural gas purchase transactions, to set a floor for nitrogen selling prices and to protect against foreign exchange rate movements between different currencies that impact revenue and earnings expressed in U.S. dollars.

The use of derivative financial instruments subjects us to some inherent risks associated with future contractual commitments, including market and operational risks, credit risk associated with counterparties, product location (basis) differentials and market liquidity. We continuously monitor the valuation of identified risks and adjust the portfolio based on current market conditions.

The Board established a policy containing certain limits on management’s ability to hedge natural gas purchase prices in relationship to forward sales commitments of nitrogen products, and receives weekly reports from management on actual transactions and commitments in relation to policy limits. Further review and discussion of these policy limits and actual practice occur at regular and special Board meetings, along with review of other significant risk matters pertaining to the conduct of our business, including reserves for doubtful accounts and working capital needs.

Communication.

Interested parties who wish to report questionable practices by Terra employees may do so by calling Terra’s toll free, anonymous hotline at 1-866-551-8010 (in the U.S. and Canada) or at 011-44-866-551-8010 (in the U.K.). Interested parties who wish to communicate any message or voice a complaint to the Board, any of its committees or the non-management directors should address their communications to: Henry R. Slack, Chairman of the Board; Terra Industries Inc.; 600 Fourth Street; Sioux City, Iowa 51101. Such communications can also be made by calling 712-277-1340 or by e-mail at boardethics@terraindustries.com.

BOARD OF DIRECTORS AND COMMITTEES

Committees of the Board.

Audit Committee.

The Audit Committee met five times in 2009 and is currently composed of Mr. Fisher (Chairman), Ms. Hesse, Mr. Kroner and Mr. Wilson. The committee is composed entirely of non-employee directors, each of whom meets the “independence” requirements of the NYSE listing standards. In accordance with Terra’s Audit Committee charter, all members of the committee are financially literate and the Board has determined that Mr. Fisher meets the requirements to be named “audit committee financial expert” as the term has been defined by the SEC. The Audit Committee charter is available on Terra’s website as set out in the “Corporate Governance — General” section above.

The Audit Committee reviews Terra’s procedures for reporting financial information to the public. The Audit Committee also reviews Terra’s internal audits, reports and related recommendations. Its members are directly responsible for Terra’s independent accounting firm and have the sole authority to appoint or replace the independent accounting firm. The committee reviews the scope of the annual audit, reviews related reports and recommendations and preapproves any non-audit services provided by the independent registered public accounting firm. In addition, the committee maintains, through regularly scheduled meetings, open lines of communication between the Board and Terra’s financial management, internal auditors and independent registered public accounting firm. See “Audit Committee Report” below.

Compensation Committee.

The Compensation Committee met twice in 2009 and is currently composed of Messrs. Fraser (Chairman), Janson, McGlone and Yoskowitz. Each of the members of the committee meets the “independence” requirements of the NYSE listing standards. The committee’s functions include establishing the compensation to be paid to Terra’s executive officers. The committee also administers certain employee benefit plans, establishes and, in consultation with management, administers compensation guidelines and personnel policies. See the report on “Executive Compensation” below. The Compensation Committee charter is available on Terra’s website as set out in the “Corporate Governance — General” section above.

Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee met three times in 2009 and is currently composed of Ms. Hesse (Chairman) and Messrs. Fraser, Lilly and Slack. Each of the members of the committee meets the “independence” requirements of the NYSE listing standards. The committee’s functions include helping the Board fulfill its responsibilities to stockholders by shaping the Company’s corporate governance and enhancing the quality and independence of the Board nominees. In addition, the committee identifies and reviews qualifications of potential Terra director candidates, to include those recommended by stockholders, and makes recommendations to the Board for nomination or election. The Nominating and Corporate Governance Committee generally identifies nominees for new directors based upon outside research and recommendations from directors and officers of the Company. Nominees for director are selected on the basis of broad experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of Terra’s business environment, and willingness to devote adequate time and energy to Board duties. The Board considers directors of diverse backgrounds, in terms of both the individuals involved and their various experiences and areas of expertise. Each Board member must ensure that future commitments (including commitments to serve on boards of other companies) do not materially interfere with the member’s service as a Terra director. The Board has determined that the above mentioned policy has been implemented appropriately when, and has been effective in, determining the qualifications of potential director candidates to the Board. The Nominating and Corporate Governance Committee charter is available on Terra’s website as set out in the “Corporate Governance — General” section above.

The Nominating and Corporate Governance Committee charter also provides that the committee will review candidates who have been recommended by stockholders. Appropriate materials describing the personal and professional background and experience of candidates recommended by stockholders should be communicated to the Board as set out in the “Corporate Governance — Communication” section above. The committee will evaluate all such stockholder recommended candidates on the basis of the same qualities and characteristics as described in the preceding paragraph.

The Board establishes special Board committees from time to time, determining such committees’ specific functions as they are established. The Board and its committees occasionally take action by unanimous written consent in lieu of a meeting.

Meetings of the Board.

The Board held five regular meetings and 26 special meetings in 2009. Each director attended at least 94 percent of the total meetings of the Board and its committees of which he or she was a member.

Compensation Committee Interlocks and Insider Participation.

The Compensation Committee is composed of the directors named as signatories to the “Compensation Committee Report” below. No director has any direct or indirect material interest in or relationship with Terra other than shareholdings as discussed below and as related to his or her position as a director, except as described under the heading “Executive Compensation and Other Information — Transactions with Related Persons” below. During 2009, no officer or other employee of Terra served on the board of directors of any other entity, where any officer or director of such entity also served on the Board.

SECURITIES OWNERSHIP OF DIRECTORS, MANAGEMENT

AND CERTAIN BENEFICIAL OWNERS

Equity Security Ownership.

Except as set forth below, the following table sets forth certain information with respect to the beneficial ownership of Terra Common Shares as of March 17, 2010 by each of Terra’s directors, certain of Terra’s executive officers, all executive officers and directors as a group and the beneficial owners known to Terra of 5% or more of the outstanding Terra Common Shares. Unless otherwise specified, the address for each holder is c/o Terra Industries Inc., 600 Fourth Street, P.O. Box 6000, Sioux City, IA 51102.

	Amount of
	Beneficial		Percent of
Name and Address of Beneficial Owner	Ownership		Class
BlackRock Inc.	5,879,699	(1)	5.9%
55 East 52nd Street
New York, New York 10055
Mason Capital Management LLC	5,770,062	(2)	5.8%
110 East 59th Street
New York, New York 10022
TPG-Axon Capital Management, LP	5,000,000	(3)	5.0%
888 Seventh Avenue
38th Floor
New York, New York 10019
Michael L. Bennett, Director, President and Executive Officer	685,288	(4)	*
David E. Fisher, Director	51,853	(5)	*
Dod A. Fraser, Director	37,097	(5)	*
Martha O. Hesse, Director	54,775	(5)	*
Peter S. Janson, Director	25,547	(5)	*
James R. Kroner, Director	25,647	(5)	*
John N. Lilly, Director	5,055	(5)	*
Dennis McGlone, Director	23,647	(5)	*
Hank R. Slack, Director	50,221	(5)	*
David A. Wilson, Director	5,055	(5)	*
Irving B. Yoskowitz, Director	5,055	(5)	*
Daniel D. Greenwell, Senior Vice President and Chief Financial Officer	109,699	(6)	*
John W. Huey, Vice President, General Counsel and Corporate Secretary	58,314	(7)	*
Earl B. Smith, Vice President, Business Development	8,500	(8)	*
Douglas M. Stone, Senior Vice President, Sales & Marketing	44,850	(9)	*
Directors and Executive Officers as a group (20 persons)	1,537,928		1.5%

* Less than 1%

(1)          Based on the Schedule 13G filed by BlackRock Inc. (“BlackRock”) with the SEC on January 29, 2010, which indicates that BlackRock has sole voting and sole dispositive power over 5,879,699 Terra Common Shares. BlackRock reports that on December 1, 2009, BlackRock completed its acquisition of Barclays Global Investors NA from Barclays Bank PLC, and that as a result, substantially all of the Barclays Global Investors entities are now included as subsidiaries of BlackRock for purposes of Schedule 13G filings.

(2)          Based on the Schedule 13G filed jointly by Mason Capital Management LLC (“Mason Management”), Kenneth M. Garschina and Michael E. Martino with the SEC on March 15, 2010, which indicates that Mason Management holds sole voting and dispositive power over 5,770,062 Terra Common Shares and Mr. Martino and Mr. Garschina hold shared voting and dispositive power as to such Terra Common Shares. Mason Management reports that such Terra Common Shares are directly owned by Mason Capital L.P.

(“Mason Capital LP”), Mason Capital Master Fund, L.P. (“Mason Capital Master Fund”) and certain other funds and accounts (the “Managed Accounts”). Mason Management reports that it is the investment manager of each of Mason Capital LP, Mason Capital Master Fund and the Managed Accounts, and Mason Management may be deemed to have beneficial ownership over the Terra Common Shares reported on the Schedule 13G by virtue of the authority granted to Mason Management by Mason Capital LP, Mason Capital Master Fund and the Managed Accounts to vote and dispose of such Terra Common Shares. It further reports that Mr. Garschina and Mr. Martino are managing principals of Mason Management.

(3)          Based on the Schedule 13G/A filed by TPG-Axon Capital Management, LP (“TPG-Axon Management”) with the SEC on February 16, 2010, which indicates that TPG-Axon Capital Management shares voting and dispositive power over 5,000,000 Terra Common Shares. TPG-Axon Capital Management reports that it is an investment manager to TPG-Axon Partners, LP (“TPG-Axon Domestic”) and TPG-Axon Partners (Offshore), Ltd. (“TPG-Axon Offshore”), has the power to direct the disposition and voting of the Terra Common Shares held by TPG-Axon Domestic and TPG-Axon Offshore, and further that TPG-Axon Partners GP, LP (“PartnersGP”) is the general partner of TPG-Axon Domestic and TPG-Axon GP, LLC (“GPLLC”) is the general partner of PartnersGP and TPG-Axon Management. It further reports that Dinakar Singh LLC (“Singh LLC”) is a Managing Member of GPLLC and that Mr. Dinakar Singh is the Managing Member of Singh LLC and in such capacity may be deemed to control Singh LLC, GPLLC and TPG- Axon Management, and therefore may be deemed the beneficial owner of the securities held by TPG-Axon Domestic and TPG-Axon Offshore.

(4)          Includes 606,192 fully vested Terra Common Shares directly held, 19,281 Terra Common Shares indirectly held in Mr. Bennett’s 401(k) plan account (as of March 16, 2010), 1,815 Terra Common Shares indirectly held in Mr. Bennett’s wife’s 401(k) plan account (as of March 16, 2010) and 58,000 restricted Terra Common Shares directly held.

(5)          All Terra Common Shares are directly held by the director.

(6)          Includes 86,475 fully vested Terra Common Shares directly held, 2,024 Terra Common Shares indirectly held in Mr. Greenwell’s 401(k) plan account (as of March 16, 2010) and 21,200 restricted Terra Common Shares directly held.

(7)          Includes 40,430 fully vested Terra Common Shares directly held, 84 Terra Common Shares indirectly held in Mr. Huey’s 401(k) plan account (as of March 16, 2010) and 17,800 restricted Terra Common Shares directly held.

(8)          Includes 100 fully vested Terra Common Shares directly held and 8,400 restricted Terra Common Shares directly held.

(9)          Includes 25,029 fully vested Terra Common Shares directly held, 3,421 Terra Common Shares indirectly held in Mr. Stone’s 401(k) plan account (as of March 16, 2010) and 16,400 restricted Terra Common Shares directly held.

Change in Control.

Except as set forth in this Information Statement, the Company is not aware of any arrangements, including any pledge by any person of securities of the Company, the consummation or operation of which may at a subsequent date result in a change of control of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Exchange Act requires Terra’s executive officers, directors and beneficial owners of more than 10 percent of the Terra Common Shares to file initial reports of beneficial ownership and reports of changes in beneficial ownership of Terra Common Shares with the SEC and the NYSE. Executive officers and directors are required by SEC regulations to furnish Terra with copies of all Section 16(a) reports they file. To Terra’s knowledge, all persons who were Terra executive officers, directors and beneficial owners of more than 10 percent of the Terra Common Shares at any time during 2009 filed all reports required under Section 16(a) during and with respect to 2009 in a timely manner, except Mr. Giesler, who inadvertently filed one Form 4 late. This conclusion is based solely on a review of the copies of such filings furnished to Terra and of written representations from Terra’s executive officers and directors.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis.

Background.

This compensation discussion and analysis discusses the material elements of compensation of our named executive officers for 2009. In 2009, our named executive officers were:

•                  Michael L. Bennett, President and Chief Executive Officer

•                  Daniel D. Greenwell, Senior Vice President and Chief Financial Officer

•                  Douglas M. Stone, Senior Vice President, Sales & Marketing

•                  John W. Huey, Vice President, General Counsel and Corporate Secretary

•                  Earl B. Smith, Vice President, Business Development

As a producer and marketer of nitrogen products for agricultural, industrial and environmental customers, Terra’s operating results are affected by the volatile nature of the nitrogen products industry. During 2009, the nitrogen business was affected by the decline in the global economy, contributing to a lessened demand for our industrial nitrogen products. The credit crisis and volatile crop prices continued to impact the agriculture industry, hampering demand for agricultural nitrogen products. This resulted in a decline in net income as compared to 2008 and 2007, albeit returns on invested capital remained relatively robust. The period of strong growth that we experienced for 2007 and much of 2008 was preceded by a period of approximately six years of difficult market conditions characterized by losses and low returns. We expect that market volatility will continue to be a factor in this industry. We have designed our executive compensation program to reflect these fundamental factors. For additional details regarding the cyclical nature of the nitrogen products industry and our performance in light of these conditions, see the Management’s Discussion and Analysis of Financial Conditions and Results of Operations in our 2009 Annual Report on Form 10-K.

Overview.

Objectives.

The Compensation Committee’s primary objectives in designing our executive compensation program are to (i) provide competitive incentive rewards for the achievement of specific annual goals by Terra; (ii) minimize fixed costs during cyclical downturns; and (iii) provide incentives to manage our North American and United Kingdom asset base as well as new investments to earn returns in excess of our cost of capital over the long term.

Elements of Compensation.

Our compensation program is comprised of three primary components:

Base Salary	Base salaries are targeted at the low end of the market range in order to maintain low fixed-cash costs during cyclical downturns.
Annual Incentives

Annual incentives are paid in cash and provide the opportunity during periods of average and cyclically robust performance for management to earn competitive total cash compensation through a combination of salary and annual incentive payments.

Long-Term Incentives

Long-term incentives are paid in restricted shares and performance shares in order to align the interests of our executive officers with those of our shareholders. While a portion is subject to time-based vesting in order to promote retention, for our most senior officers, a significant portion is comprised of performance share grants that will not vest unless Terra meets specified performance goals and will vest at above-target levels in the case of superior company performance. In particular, the vesting criteria for the performance share grants has significant upside potential tied to the ability of our senior officers to successfully manage our existing asset base and invest in new assets to generate returns in excess of the cost of capital. Together with base salary and annual cash incentive awards, long-term incentive awards are intended to provide the opportunity for our executive officers to achieve total compensation at approximately the 50th percentile of companies in our survey comparison group if target levels of performance are met.

The Compensation Committee’s approach to executive compensation is to review all three elements of compensation together, rather than considering each element separately, and to compare our total compensation levels to a survey comparison group of approximately 400 companies, as described in the next paragraph. On a total compensation basis, the combination of base salaries, annual cash incentive awards and long-term incentives should provide our executive officers with above-average compensation for above-average individual and company performance and below-average compensation for below-average performance.

Analysis of Market Practices.

In implementing our compensation program, our Compensation Committee has reviewed studies conducted by its compensation consultant, Towers Watson (formerly known as Towers Perrin prior to its merger with Watson Wyatt), which compare our compensation practices with respect to the levels of compensation and the mix of types of compensation to those of companies that are similar to us in revenue, market capitalization or industry profile. For 2009, the survey comparison group, which included approximately 400 companies in the 2009 Towers Watson Compensation Data Bank (the “2009 Towers Watson Survey”), was comprised of a combination of “general industry” and “chemical industry” companies. The 2009 Towers Watson Survey is a broad-based, published survey, rather than a survey that was prepared specifically for the Company. The “general industry” group included all companies in the 2009 Towers Watson Survey, other than utilities, energy companies and financial services companies. The purpose of Towers Watson’s review of the group of general industry companies was to provide the Compensation Committee with a broad overview of general market practices. Towers Watson employed regression analysis to normalize the data relative to companies similar in size to Terra to ensure comparability.

Towers Watson also reviewed publicly available data on the compensation paid to the chief executive officers, chief financial officers and chief legal officers of 21 companies in our industry or a related industry, including most of the 10 companies included in the Performance Graph that appears on page 29 of our 2009 Annual Report on Form 10-K. The purpose of the review of companies in the chemical industry group and the group of 21 companies was to determine whether the compensation practices of these groups differed from the general industry group in any meaningful respects. For purposes of reviewing 2009 compensation, Towers Watson did not identify any meaningful distinctions.

The general industry group serves as the Compensation Committee’s main focus for information on market practices. We believe that the broader group is appropriate in our case, because Terra has few direct U.S. competitors, and many of the companies in our industry do not compete with us in executive recruitment. In addition, we recruit executive talent from across a broad range of industries.

The data described above was used to provide the Compensation Committee with a broad understanding of market practices, rather than to compare the Company’s pay practices to those of any specific group. When the Compensation Committee targeted 2009 compensation at particular levels, these levels were based on data regarding general compensation practices.

Internal Pay Equity.

Our Compensation Committee’s approach to determining the compensation of Michael Bennett, our Chief Executive Officer, is generally the same approach that is used to determine the compensation levels of our other senior executives, with two principal exceptions.

First, the performance measure for Mr. Bennett’s annual incentive award differs from those of our other executive officers. The individual goals applicable to Mr. Bennett under our Annual Incentive Plan are based on total company performance, whereas the individual goals of the executives who report directly to Mr. Bennett are generally based on their particular areas of responsibility. This distinction is intended to reflect Mr. Bennett’s level of accountability and influence with respect to overall company performance.

Additionally, in the case of long-term incentive awards, which are comprised of a combination of time-based restricted stock and performance share awards, two-thirds of Mr. Bennett’s awards are comprised of performance shares, whereas half of the other senior executives’ awards are comprised of performance shares. The Compensation Committee believes that Mr. Bennett has a greater ability to influence company performance, and, therefore, his awards should have more upside and downside potential than awards granted to our other executive officers.

Role of Our Compensation Consultant.

In 2005, our Compensation Committee selected and retained Towers Watson to serve as its independent compensation consultant. Towers Watson advises and consults with the Chairman of our Compensation Committee in connection with our compensation programs, including long-term incentive compensation, stock ownership guidelines and executive severance and change in control arrangements. While Towers Watson advises our Compensation Committee in making its decisions, including by providing our Compensation Committee with information about current market practices, our Compensation Committee retains ultimate authority to make all final determinations. Our Vice President, Investor Relations and Human Resources, Joe Ewing, often provides Towers Watson with the necessary data and background information that it needs in order to prepare materials requested by the Compensation Committee.

At the request of our Compensation Committee, Towers Watson also assisted us in preparing the executive compensation disclosure in this Information Statement and in our 2008 and 2009 proxy statements by reviewing the Compensation Discussion and Analysis and, based on data we provided, assisting in the preparation of the tables included in this Information Statement and prior proxy statements.

2009 Executive Compensation Program.

Our Compensation Committee developed a 2009 executive compensation program that provided for the following:

Base Salaries.

For 2009, our executive officers received base salaries at approximately the 25th percentile of the survey comparison group of companies. The Compensation Committee determined that base salaries should be targeted around that level in order to control fixed costs in light of the volatile nature of the nitrogen products industry. The Summary Compensation Table below details the annual base salaries paid in 2009 to each of our named executive officers.

In February 2009, Mr. Bennett proposed increases to the base salaries of our named executive officers, based on his evaluation of each of our named executive officer’s performance. The Compensation Committee considered the proposed salary increases for our named executive officers and determined that salary increases were appropriate in order to maintain base salaries at approximately the 25th percentile level. The Compensation Committee also took into account the individual performance of each of the named executive officers when determining the amount of salary increase to award.

Executive	2008 Base Salary	2009 Base Salary
Bennett	$600,000	$650,000
Greenwell	$330,000	$380,000
Stone	$270,000	$300,000
Huey	$285,000	$295,000
Smith	$210,000	$220,000

Annual Incentive Compensation.

The cash incentive awards to be paid to our executive officers are allocated from an overall pool of available funds that is established by our Compensation Committee during the first quarter of each year based on the aggregate value of the potential awards payable to all participants in our Annual Incentive Plan. The amount of the overall pool of available funds is determined by our achievement of return on capital employed (ROCE) targets, as described below. Beginning in 2008, the Compensation Committee decided to use ROCE targets for determining the funding of the incentive pool because ROCE is a better indicator of the operating and investment decisions of management and requires management to be disciplined in the use of Terra’s capital.

Actual payout levels under the Annual Incentive Plan, however, are determined based on individual performance against individual goals. For Messrs. Bennett, Greenwell and Huey, 30% of their individual goals are based on achievement of the Company’s projected annual operating budget as approved by the Board, while 40% of Messrs. Stone and Smith’s individual goals are based on achievement of the Company’s projected annual operating budget. The Compensation Committee determined that the lower weighting of achievement of the Company’s projected annual operating budget was appropriate for Messrs. Bennett, Greenwell and Huey because of the need for them to focus on driving to the optimum decision on the unsolicited acquisition offers made by CF during 2009.

Mr. Bennett prepared a proposal for his own individual performance goals that was reviewed, modified and approved by the Compensation Committee in the first quarter of 2009. In addition, during the first quarter of 2009, each other executive officer worked with Mr. Bennett to establish individual performance goals for 2009, which focused on the executive’s corresponding function, department or business unit and which tracked Mr. Bennett’s own individual goals from an overall corporate perspective. At the same time, during the first quarter of 2009, the Compensation Committee approved the 2009 target annual incentive awards for each of our executive officers.

While funding of the incentive pool for 2009 was dependent on 2009 ROCE, performance by each executive officer against the corresponding individual performance goals (including achievement of the Company’s projected 2009 annual operating budget) based on recommendations by Mr. Bennett was used by the Compensation Committee to determine the executive’s actual award. In its exercise of discretion to determine individual awards under our Annual Incentive Plan, our Compensation Committee applied negative discretion to adjust the amount of certain individual awards downward and also exercised its discretion in some cases to increase the amount of certain individual awards above the amount determined by multiplying the individual’s target award by the incentive pool funding percentage. The aggregate amount of all awards paid, however, was $760,314 less than the funding of the incentive pool. In a similar manner, the Board evaluates Mr. Bennett’s performance at the end of each year and determines the extent to which he has met his performance goals and sets his actual bonus.

The following table, which sets forth the target and actual annual incentive award for each of our named executive officers under our 2006, 2007, 2008 and 2009 Annual Incentive Plans, reflects how the cyclical nature of our business affected our Annual Incentive Plan payouts. Our performance for 2009 was between target and the maximum level, and our performance 2007 and 2008 exceeded the maximum level, while our performance for 2006 was below target.

	Target 2006		Actual 2006	Target 2007	Actual	Target 2008	Actual 2008	Target 2009	Actual 2009
	Annual		Annual	Annual	2007 Annual	Annual	Annual	Annual	Annual
Executive	Incentives		Incentives	Incentives	Incentives	Incentives	Incentives	Incentives	Incentives
Bennett	$575,000		$0	$825,000	$1,468,500	$900,000	$1,710,000	$975,000	$955,927
Greenwell	$116,000		$0	$150,000	$300,000	$198,000	$396,000	$285,000	$400,000
Stone	$42,500		$0	$110,000	$210,000	$162,000	$324,000	$225,000	$250,000
Huey	$132,500	*	$0	$137,500	$265,000	$142,500	$275,000	$147,500	$180,000
Smith	N/A		N/A	N/A	N/A	$105,000	$200,000	$110,000	$125,000

* Mr. Huey’s 2006 target incentive amount was prorated to reflect that he was hired on October 25, 2006.

The target individual award to each of the executive officers under the Annual Incentive Plan is determined as a percentage of the executive officer’s base salary. The target awards to each of our named executive officers pursuant to the 2009 Annual Incentive Plan were 150% for Mr. Bennett, 75% for each of Messrs. Greenwell and Stone and 50% for Messrs. Huey and Smith. These target awards were chosen to allow our executive officers to achieve total compensation at approximately the 50th percentile if target levels of performance are met. The target awards for Messrs. Bennett, Huey and Smith are identical to their target awards under the 2008 Annual Incentive Plan, while the target awards for Messrs. Greenwell and Stone were increased from 60% under the 2008 Annual Incentive Plan to 75% under the 2009 Annual Incentive Plan.

The Annual Incentive Plan covers our officers and certain other key employees. The size of the pool is determined based on the aggregation of the individual target awards and is funded based on our achievement of ROCE. The funding of the pool for the 2009 Annual Incentive Plan was determined based on the following performance measures:

•                  If Terra’s 2009 ROCE was less than 9%, the incentive pool would not have been funded.

•                  If Terra’s 2009 ROCE was equal to 9%, 50% of the target annual incentive pool would have been funded.

•                  For each 0.07% by which Terra’s 2009 ROCE was greater than 9%, an additional 1% of the target annual incentive pool would have been funded.

Under this formula, if Terra had achieved a 2009 ROCE of 12.5%, the incentive pool would have been funded at 100% of the target amount, and with a 2009 ROCE of 19.5%, the incentive pool would have been funded at the maximum level of 200% of the target amount. The actual 2009 ROCE was 14.988%, resulting in the funding of the incentive pool with a total amount of $4,497,741, equal to 135.54% of target level.

The Compensation Committee selected achievement of 12.5% ROCE as the target for 100% funding of the incentive pool for 2009, because that level of ROCE, according to outside studies performed by investment bankers at the request of our Chief Financial Officer, was approximately equal to our cost of capital for 2009.

The Compensation Committee’s approach in determining ROCE for purposes of the Annual Incentive Plan is that while annual incentive compensation levels for our executive officers should reflect operating costs incurred during the relevant year, decisions made by the Board about Terra’s capital structure and expenses that are unusual in nature should neither increase nor decrease executive compensation levels. This approach was reflected in the calculation of 2009 ROCE, which excluded expenses related to the CF Industries Holdings, Inc. unsolicited acquisition offers. Also in 2009, after an examination of different scenarios for how the inclusion or exclusion of cash in the denominator of ROCE would impact management’s decisions and affect the level of net income required to generate the target levels of ROCE under the Annual Incentive Plan and the long-term incentive program, the Compensation Committee determined that the formula to determine ROCE would include cash.

Long-Term Incentives.

In accordance with our philosophy of tying long-term incentive awards to company performance, the Compensation Committee has designed our long-term incentive program to accomplish the following objectives: (1) reward achievement of return on capital employed (ROCE) targets on a cumulative basis over a three-year period; (2) provide more substantial incentives for achieving returns above the cost of capital; (3) assist with attraction and retention of executives; and (4) align management incentives with shareholder interests through the use of equity awards. To these ends, our long-term incentive compensation is comprised of a combination of performance share awards, which only vest upon achievement of performance goals relating to our return on capital employed (ROCE), and restricted shares, which vest based on continued employment.

Each year, the Compensation Committee sets an annual target award for each executive officer who participates in our long-term incentive plan. For 2009, in the case of executive officers other than Mr. Bennett, target grants were 130% of annual base salary. Mr. Bennett’s target grant was set at 300% of his annual base salary. The Compensation Committee determined that these target levels were appropriate for 2009 based on market data with respect to the comparison group of companies and the objective of setting long-term compensation to allow our executive officers to achieve total compensation at approximately the 50th percentile if target levels of performance are met. The target value of the long-term incentive awards for 2009 for each of the named executive officers (expressed as a percentage of base salary) is set forth in the narrative following the Summary Compensation Table on page A-29.

The Compensation Committee determined that in the case of executive officers other than Mr. Bennett, 50% of the value of the 2009 long-term incentive grant should be subject to time-based vesting criteria to assist in executive retention, while the remaining 50% should be subject to performance-based vesting criteria. As previously noted, Mr. Bennett received one-third of his grant in restricted shares and two-thirds in performance share grants. The performance share grants for 2009 were approved by the Compensation Committee on February 17, 2009 and were made on that same day, and the restricted share grants for 2009 were approved by the Compensation Committee on July 14, 2009 and were made July 15, 2009.

In accordance with applicable disclosure rules, the Summary Compensation Table on page A-29 reflects the aggregate grant-date fair value of the performance-based shares and restricted shares granted in 2009, calculated in accordance with FASB ASC Topic 718, Stock Compensation. When determining the long-term incentive award grants, the Compensation Committee considered the fair market value of the shares on the grant date and, in the case of performance share awards, the value of potential payouts based on achievement of the performance targets described below. The fair market value of these awards, based on our stock price of $32.19 per share as of December 31, 2009, is set forth in the Outstanding Equity Awards at Fiscal Year End Table on page A-36.

2009 Performance Share Awards.

For purposes of the 2009 performance share grants, the number of shares to be issued will depend on Terra’s annualized average return on capital employed (ROCE) over the three-year performance period ending on December 31, 2011. We use ROCE as the performance metric because ROCE is a critical indicator of good operating and investment decisions by management, is an important measurement for judging success of Terra’s strategic initiatives, and is a critical metric for investors.

The following table illustrates target and actual achievement of ROCE as of December 31, 2009, with respect to the 2007-2009, 2008-2010 and 2009-2011 performance periods.

					Level of Payout for
		Actual		Actual Average	Performance Share
		Achievement		Annual ROCE (as of	Awards (as a % of
Performance Period	Target ROCE	of ROCE (by year)		12/31/09)	target)
2007-2009	9%	2007	27.499%
		2008	74.121%
		2009	30.382%	44.404%	200%

2008-2010	10%	2008	74.121%
		2009	30.382%	53.750%	To be determined after 12/31/10

2009-2011	12.5%	2009	14.988%	14.988%	To be determined after 12/31/11

The performance share grant payouts for the 2009 grant cycle (with a performance period ending in 2011) will be determined based on the following measures:

•                  If Terra’s annualized average ROCE for the period is less than 7.5%, no shares will be delivered.

•                  If Terra’s annualized average ROCE for the period is between 7.5% and 12.5%, 1% of the target number of shares will be delivered for each 0.05% by which annualized average ROCE exceeds 7.5%. Thus, if annualized average ROCE is equal to 12.5%, 100% of the target number of shares will be delivered.

•                  If Terra’s annualized average ROCE for the period exceeds 12.5%, an additional 1% of the target number of shares will be delivered for each 0.025% by which annualized average ROCE exceeds 12.5%, up to a maximum of 200% of the target number of shares.

Annualized average ROCE of 12.5% over a cumulative three-year period was determined by the Compensation Committee to be an appropriate goal, as outside studies performed by investment bankers indicated that it is approximately equal to our cost of capital. As noted above in the description of the Annual Incentive Plan, the Compensation Committee believes that while long-term performance awards to our executive officers should reflect operating costs incurred during the relevant performance period, decisions made by the Board about Terra’s capital structure and expenses that are unusual in nature should not affect executive compensation levels.

Achievement of ROCE is the performance goal that determines both the funding of the 2009 Annual Incentive Plan bonus pool and payout of the 2009 performance share awards. In selecting performance metrics for both arrangements, the Compensation Committee considered the objectives of each type of arrangement and set threshold, target and maximum levels for both arrangements accordingly. While achievement of 12.5% ROCE was determined to be the appropriate target level under both arrangements, the Compensation Committee determined that unlike the Annual Incentive Plan, which provides no awards to any participants if the performance for the year is below the level that would fund the target incentive pool at 50%, participants who hold performance shares may earn as few as 1% of the target number of shares for performance that is at the threshold level over the three-year term of the performance period. This approach is intended to ensure that poor performance during an early part of the performance period will not discourage participants by causing the performance measurements to be impossible to achieve but allows participants to earn some portion of the performance shares if performance in the later part of the performance period has improved. In addition, while achievement of ROCE under the Annual Incentive Plan provides for a “straight-line” increase in the percentage at which the bonus pool is funded, the performance share awards provide for a “two tiered” approach, pursuant to which achievement of ROCE above the target level results in a greater increase in the total percentage of shares awarded. The Compensation Committee determined that this distinction was appropriate in order to provide additional incentives to encourage our officers to excel in creating long-term value for our shareholders.

Performance share grants vest at the end of a three-year performance period, based on achievement of performance goals and assuming that the participant remains employed by Terra. Upon vesting of a performance share grant, the holder is entitled to receive a number of shares ranging from 0% to 200% of the target number of shares subject to the award, based on achievement of ROCE. Individual performance does not play a part in determining the level of vesting. Except in the case of death, total disability or termination of employment without cause or for good reason (both as defined in the award agreement) following a change in control of Terra (as described below) or other special circumstances identified by the Compensation Committee, the performance share grants will be forfeited if employment terminates for any reason prior to vesting. In the event of termination of employment due to death prior to a change in control, the holder will become entitled to a number of performance shares based on actual performance prior to death. In the event of termination of employment due to total disability prior to a change in control, performance shares will continue to vest following termination based on achievement of performance goals.

Unlike prior grants of performance shares, which vest automatically upon a change in control at the greater of the target number of shares subject to the award and a number based on actual company performance during the actual quarters completed prior to the change in control, the 2009 performance share grants do not vest automatically upon a change in control of Terra. Instead, for the 2009 performance share grants and grants in future years, following a change in control of Terra, the number of shares that each holder will be entitled to receive will become fixed as of the date of the change in control at the greater of the target number of shares subject to the award and a number based on actual company performance during the actual quarters completed prior to the change in control. Each holder of performance shares will receive such performance shares on the earlier of the date that such award would otherwise vest or the date that such holder is terminated without cause or for good reason (both as defined in the performance share award agreement) or due to death or total disability on or following a change in control.

Under the merger agreement with CF, all performance shares will be canceled at the time CF pays for shares tendered in the Offer in consideration for a cash payment equal to the greater of the target number of shares subject to the award and a number based on actual Company performance during the actual quarters completed prior to the time CF pays for shares tendered in the Offer, multiplied by an amount in cash equal to the sum of (x) the cash portion of the per share merger consideration and (y) the product of (1) the average closing sales price, rounded to four decimal points, of CF common stock on the NYSE (reported in the Wall Street Journal, New York City edition) for the period of the ten consecutive trading days ending on the second full trading day prior to the time CF pays for shares tendered in the Offer and (2) the portion of the offer price paid in CF common stock. The awards will automatically vest at the time CF pays for shares tendered in the Offer pursuant to their terms because CF has chosen not to assume outstanding performance shares.

2009 Restricted Share Awards.

The restricted shares are subject to cliff vesting with 100% of the award vesting on the third anniversary of the grant date, assuming that the participant remains employed by Terra at such time. Except in the case of death, total disability or termination of employment without cause or for good reason (both as defined in the award agreement) following a change in control of Terra or in other special circumstances identified by the Compensation Committee, the restricted shares will be forfeited if employment terminates for any reason prior to vesting. In the event of termination of employment due to death or total disability, the vesting of restricted shares will accelerate in full. Grants of restricted shares made prior to 2008 vest in full automatically upon a change in control of Terra. In 2008, the Compensation Committee considered the issue of vesting of restricted shares upon a change in control and determined that automatic vesting upon a change in control might not be in the shareholders’ best interests, and that full vesting of the restricted shares upon certain terminations following a change in control of Terra would provide more retention value while still providing appropriate protection to the holder of the restricted shares. As a result, the Compensation Committee decided that, following a change in control of Terra, the vesting of restricted shares granted in 2008 and later years shall only accelerate if the holder is terminated without cause or for good reason.

Under the merger agreement with CF, all restricted shares will vest immediately prior to the time CF pays for shares tendered in the Offer and will be treated in the same manner as vested shares of Terra common stock held by other stockholders pursuant to their terms because CF has chosen not to assume restricted shares.

Changes to Incentive Compensation Programs for 2010.

For 2010, in light of the uncertainty created for executives due to the unsolicited acquisition offers by CF, the Compensation Committee decided to approve changes to the annual incentive awards to protect recipients of such awards in the event of a change in control of Terra. In the event of a change in control of Terra during 2010, the performance metric used to calculate the cash awards (ROCE) will become fixed at the greater of target performance and actual performance during the quarters completed through the date of the change in control. Fixing the performance metric in the event of a change in control is consistent with the calculation of the number of performance shares in the event of a change in control. A participant who remains employed through December 31, 2010 will receive his or her full bonus under the plan calculated in such manner. If a participant’s employment is terminated following a change in control of Terra without cause or for good reason (each as defined in the plan), the participant will be entitled to a prorated bonus for 2010 through the participant’s termination date.

The Compensation Committee selected performance targets for the 2010 Annual Incentive Plan and the 2010 performance share grants that are slightly lower than the levels for the 2009 grants. The Compensation Committee selected a target of 11.5% ROCE for both the 2010 Annual Incentive Plan and the 2010 performance share grants because annualized average ROCE of 11.5% over a cumulative three-year period is approximately equal to our cost of capital, as indicated in outside studies performed by investment bankers.

The funding of the pool for the 2010 Annual Incentive Plan will be determined based on the following performance measures:

•                  If Terra’s 2010 ROCE is less than 8%, the incentive pool will not be funded.

•                  If Terra’s 2010 ROCE is equal to 8%, 50% of the target annual incentive pool will be funded.

•                  For each 0.07% by which Terra’s 2010 ROCE is greater than 8%, an additional 1% of the target annual incentive pool will be funded.

Under this formula, if Terra achieves 2010 ROCE of 11.5%, the incentive pool will be funded at 100% of the target amount, and with 2010 ROCE of 18.5%, the incentive pool will be funded at the maximum level of 200% of the target amount.

The performance share grant payouts for the 2010-2012 grant cycle (with a performance period ending December 31, 2012) will be determined based on the following measures:

•                  If Terra’s annualized average ROCE for the period is less than 6.5%, no shares will be delivered.

•                  If Terra’s annualized average ROCE for the period is between 6.5% and 11.5%, 1% of the target number of shares will be delivered for each 0.05% by which annualized average ROCE exceeds 6.5%. Thus, if annualized average ROCE is equal to 11.5%, 100% of the target number of shares will be delivered.

•                  If Terra’s annualized average ROCE for the period exceeds 11.5%, an additional 1% of the target number of shares will be delivered for each 0.025% by which annualized average ROCE exceeds 11.5%, up to a maximum of 200% of the target number of shares for an annualized average ROCE of 14% or higher.

The Compensation Committee approved an anti-dilution adjustment to the number of outstanding unvested performance shares and to the number of outstanding phantom shares and phantom performance shares (which are held by certain of our employees who are not officers) held as of December 11, 2009, in order to reflect the payment of the special cash dividend of $7.50 per common share. These awards did not participate in the special dividend. Restricted shares, however, did participate in the special dividend, and therefore were not adjusted. In addition, the Compensation Committee approved an adjustment to the number of shares available under the Terra Industries Inc. 2007 Omnibus Incentive Compensation Plan in connection with the special dividend. The Grants of Plan-Based Awards in 2009 Table on page A-31, the Outstanding Equity Awards at 2009 Fiscal Year End Table on page A-36 and the Options Exercised and Stock Vested Table beginning on page A-37 all reflect this adjustment to our equity-based awards.

Severance.

Prior to 2006, we were a party to executive retention agreements with our senior executives that provided for payments and benefits in the event of a termination of employment following a change in control, but no executives were covered by employment agreements or other severance arrangements that established the level of payments and benefits to be provided in connection with a termination that was not related to a change in control. During this period, executive severance was generally determined through individual negotiations, which often led to a variety of inconsistent results. In 2006, the Compensation Committee decided that a standard form of severance agreement covering non-change in control severance was needed to promote additional stability, ensure equitable treatment and avoid the need for individual negotiations. At the same time, the Compensation Committee decided to review its change in control severance practices. In connection with the Compensation Committee’s review of our severance practices, Towers Watson provided the Compensation Committee with information about severance benefits that are generally provided in the event of an involuntary termination of a senior executive’s employment, both in the change in control and non-change in control contexts.

Based on the Compensation Committee’s review, on October 5, 2006, we entered into employment severance agreements with each individual who was an executive officer of Terra at that time. In addition, we entered into an employment severance agreement with Mr. Huey in October 2006 when he became an executive officer and with Mr. Smith in March 2008 when he became an executive officer.

All employment severance agreements with our executive officers are identical except that Mr. Bennett’s agreement provides for an initial term of five years rather than three, and the approval of three-quarters of our Board is required in order to terminate Mr. Bennett for “cause”. Our Compensation Committee considered these distinctions appropriate in order to reflect Mr. Bennett’s unique role within our company. For a thorough description of the material terms of the agreements with each of our named executive officers, see the narrative following the Summary Compensation Table beginning on page A-29. For a description and quantification of the payments and benefits that may be provided to the named executive officers under these agreements, see “Post-Employment Payments” beginning on page A-40.

The Compensation Committee selected the severance multiples and levels of benefits based on information that Towers Watson provided in 2006 regarding current market practices relating to executive severance. Annually, the Compensation Committee considers and may extend the term of the agreements by one year. Should the Compensation Committee decide not to extend their terms, the agreements will expire one year thereafter.

In July 2008, the Compensation Committee reviewed the key terms of the employment severance agreements with our executives and the potential impact of the agreements upon a change in control of Terra, including information provided by Towers Watson regarding the potential amounts of excise tax gross-ups that would be payable under different stock price scenarios. The Compensation Committee decided to extend the terms of the agreements (other than Mr. Bennett’s agreement, which expires in 2011) by one year from the originally scheduled expiration date of October 2009, without changes to the key terms of the agreements other than the addition of the willful breach of the Company’s code of conduct and failure to comply with government investigations to the definition of “cause”.

In July 2009, the Compensation Committee considered whether to extend the terms of the agreements (other than Mr. Bennett’s agreement, which expires in 2011) by one year from the scheduled expiration date of October 2010 and decided to defer any action relative to the extension of such agreements.

The extent and nature of the severance compensation and benefits are identified and quantified in the disclosure entitled “Post-Employment Payments”, beginning on page A-40.

Defined Benefit Pension Plans.

We do not offer defined benefit pension plans to our employees who were hired on or after July 1, 2003. We do, however, maintain the Terra Industries Inc. Employees’ Retirement Plan, which is a tax-qualified defined benefit pension plan maintained for the benefit of all U.S. employees hired before July 1, 2003 (which includes Mr. Bennett and Stone). In 2003, Mr. Stone elected to receive the direct company contribution under the 401(k) Plan instead of accruing additional benefits after July 1, 2003 under the Retirement Plan.

On January 1, 1992, we adopted a supplemental executive retirement plan, which we refer to as the SERP. The Compensation Committee and the Board established the SERP so that certain management and highly compensated employees would be eligible for the benefits that would have been provided to them under our tax-qualified defined benefit pension plan but for the limits imposed by the Internal Revenue Code and the Employee Retirement Income Security Act. The SERP is an unfunded plan. Participants in the SERP have the status of unsecured creditors of Terra. As of December 31, 2009, the only named executive officer who had accrued benefits under the SERP was Mr. Bennett.

In February 2010, the Compensation Committee and the Board approved the adoption of a rabbi trust, which is intended to provide a source of funds to assist Terra in meeting its liabilities under the SERP. No later than five days following a change in control of Terra, Terra will be obligated to make an irrevocable contribution to the trust in an amount such that the trust will, immediately following such contribution, hold assets sufficient to pay each SERP participant or beneficiary his or her accrued benefits under the SERP as of the consummation of a change in control. The trustee has broad investment powers with respect to the trust assets, but it may not invest in securities or obligations issued by Terra or any affiliate of Terra.

For a description of the benefits accrued by Messrs. Bennett and Stone under our defined benefit pension plans as of December 31, 2009, see the Pension Benefits table on page A-38.

Defined Contribution Plans.

We maintain a 401(k) plan, which is a tax-qualified defined contribution plan maintained for the benefit of all U.S. employees, including our named executive officers. The 401(k) plan permits employees to contribute a portion of their pay to the plan on a pre-tax basis. We also provide for a company matching contribution as well as a direct company contribution in the case of employees who are not eligible to participate in the Terra Industries Inc. Employees’ Retirement Plan. The amount of our 2009 contribution to the 401(k) on behalf of each of our named executive officers is set forth in the explanation of the All Other Compensation column of the Summary Compensation Table.

Employee Welfare and Fringe Benefit Plans.

Our named executive officers are eligible to participate in our welfare and fringe benefit plans on the same basis as all of our other full-time employees. These benefits include our medical, dental and vision plans, life insurance, short-term and long-term disability plans, business travel accident insurance, tuition reimbursement, healthcare spending accounts, and dependent care spending accounts. In addition, due to limitations on the level of base salary covered by our primary long-term disability policy and in order to provide executive officers with long-term disability coverage equal to 60% of base salary (which is the rate of coverage provided to all U.S. employees), we maintain supplemental long-term disability policies.

Perquisites.

The named executive officers are provided company-paid memberships in a local country club of their choice. We cover any costs associated with this perquisite, including taxes. This perquisite is provided in order to allow the executives to entertain business associates of Terra, such as partners in joint ventures, customers and suppliers. The named executive officers are also permitted to use the club amenities for personal and family activities.

Other Matters.

Stock Ownership/Retention Guidelines.

The Compensation Committee reviewed market data assembled by Towers Watson to arrive at a recommendation with respect to stock ownership by our executive officers. The purpose of the guidelines is to encourage our executive officers to own and retain shares of our stock, thereby aligning their interests with those of our other shareholders. Although these guidelines are not mandatory, executive officers are strongly encouraged to follow them. However, special circumstances may require an executive officer to depart from the guidelines on occasion. Current ownership guidelines are as follows:

Chief Executive Officer	4 times annual base salary
Senior Vice Presidents	3 times annual base salary
Vice Presidents	1 times annual base salary

Fifty percent of unvested restricted shares will count toward the ownership guidelines prior to vesting. After satisfying the ownership guidelines described above, the executive officers are asked to hold an additional 50% of any shares awarded to them under our long-term incentive programs (including restricted shares and performance share grants) for a minimum of 12 months following vesting.

As of December 31, 2009, Mr. Bennett’s share ownership exceeded 25 times his annual base salary. The other named executive officers, with the exception of Messrs. Stone and Smith, also exceeded their respective guideline multiples as of December 31, 2009. Mr. Stone’s share ownership of approximately 2.64 times his annual base salary as of December 31, 2009 was below the guidelines due to a recent promotion from Vice President to Senior Vice President and Mr. Smith’s share ownership of approximately 0.63 times his annual base salary as of December 31, 2009 was below the guidelines due to the fact that he was only recently hired.

Indemnity Agreements.

Terra’s charter and bylaws provide indemnification for its officers and directors to the maximum extent permitted by law. In general, we will pay the costs of legal defense, settlements or judgments on behalf of the officer or director relating to actions taken in the course of employment or service with Terra, as long as conduct meets applicable standards. We have entered into Indemnity Agreements with the executive officers and directors, including the named executive officers. The agreements provide the maximum indemnity available under Maryland General Corporation Law, which is substantially the same as that provided under our charter and bylaws, and provide for certain procedural requirements in order to obtain indemnification, the timing of required determinations, indemnification payments, advancement of expenses, and the rights of officers and directors in the event that we fail to provide indemnification or to advance expenses.

Role of Executive Officers in Determining Compensation.

Executive officers who are directly involved in administering the executive compensation program include Mr. Bennett and Mr. Ewing, who is our Vice President, Investor Relations and Human Resources. Mr. Bennett is excluded from discussions and decisions regarding his own compensation. Mr. Ewing manages the administrative aspects of the Compensation Committee’s relationship with Towers Watson, as well as the calculation and presentation to the Compensation Committee of proposed executive annual salaries, annual incentive awards, and long-term incentive awards. Mr. Ewing corresponds frequently with Mr. Fraser, the Chairman of our Compensation Committee. Mr. Ewing communicates frequently with Mr. Bennett in all matters relating to executive compensation, other than those matters that relate to Mr. Bennett’s own compensation. Mr. Ewing also occasionally relies on Mr. Greenwell, our Senior Vice President and Chief Financial Officer, to calculate and review Terra’s return on capital employed (ROCE), which is the relevant performance measure under any long-term incentive program and to determine the level of funding of the incentive pool under our Annual Incentive Plan. Mr. Huey, Vice President, General Counsel and Corporate Secretary, is engaged with respect to legal and SEC issues relating to executive compensation, including reporting and disclosure issues.

Pursuant to its charter, the Compensation Committee is required to meet at least twice annually but will meet more frequently to the extent necessary. In 2009, the Compensation Committee met two times. Generally, executive officers who attend the meetings are Mr. Bennett, Mr. Ewing, and Mr. Huey, who acts as secretary of the meeting. Mr. Bennett and Mr. Ewing present the recommendations for any changes to compensation of our executive officers, except that no recommendations are made with respect to Mr. Bennett. Mr. Bennett makes recommendations to the Compensation Committee regarding the level of annual and long-term incentive awards for executive officers other than himself and reviews the performance of such executive officers with regard to payout levels of incentive awards, but the Compensation Committee makes the final determinations regarding grants and payout levels of awards. Mr. Bennett’s day-to-day knowledge of the performance of the executives of Terra enables him to better evaluate the performance of the executives. The Compensation Committee considers the recommendations of Mr. Bennett as well as market data and the overall compensation objectives of Terra in making its determinations. Final decisions regarding compensation for Mr. Bennett are made by the Compensation Committee in executive session, excluding all members of management. Decisions regarding Mr. Bennett are then communicated by Messrs. Slack and Fraser to Mr. Bennett and subsequently to Mr. Ewing. Mr. Ewing is responsible for implementing all approved changes. Decisions regarding the other executive officers are communicated by Mr. Bennett to Mr. Ewing.

Deductibility of Compensation.

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) provides that the Company may not deduct compensation of more than $1,000,000 paid in any year to the CEO or any of the three other most highly compensated officers (excluding the Chief Financial Officer), to the extent that such compensation is not “performance-based” as defined in Section 162(m). To qualify as “performance-based” compensation, certain pre-established objective performance goals and certain other conditions must be met. We have considered the potential impact of Section 162(m) on Terra’s compensation plans and have determined that it is consistent with Terra’s best interests for the compensation of our executives to qualify for the deduction available under Section 162(m) where possible. Therefore, we have designed certain of our plans and programs, including the 2009 Annual Incentive Plan and the 2009 performance share grants, as described above, to qualify for deductibility under Section 162(m).

In 2008, the Internal Revenue Service released guidance affecting the deductibility pursuant to Section 162(m) of certain bonuses or other programs if the bonus or program is referred to in the severance formula of an employee’s employment agreement. We considered the impact of this guidance on our plans and programs and on the employment severance agreements described above, and decided to revise the language contained in the employment severance agreements to comply with this guidance.

Compensation Committee Report.

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in Terra’s Annual Report on Form 10-K and this Information Statement filed pursuant to Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 thereunder.

Members of the Compensation Committee of the Board of Directors

Dod A. Fraser, Chairman
Peter S. Janson
Dennis McGlone
Irving B. Yoskowitz

Executive Compensation.

Summary Compensation Table

The following table summarizes the compensation of each of our named executive officers for the fiscal year ended December 31, 2009. The named executive officers are our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers ranked by their total compensation in the table below.

Name & Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non- Equity Incentive Plan Compensation ($)(3)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(4)(5)	All Other Compensation ($)(6)	Total ($)

M. Bennett,
President & CEO	2009	$667,308	$—	$3,435,065	$—	$955,927	$597,697	$27,681	$5,683,678
	2008	$592,308	$—	$3,235,924	$—	$1,710,000	$184,533	$25,028	$5,747,792
	2007	$540,385	$—	$2,945,640	$—	$1,468,500	$96,713	$24,166	$5,075,404

D. Greenwell,
SVP & CFO	2009	$386,923	$—	$782,567	$—	$400,000	$—	$35,910	$1,605,400
	2008	$325,385	$—	$667,642	$—	$396,000	$—	$23,800	$1,412,827
	2007	$268,404	$1,250	$552,680	$—	$298,750	$—	$35,285	$1,156,369

D. Stone,
SVP Sales &
Marketing(7)	2009	$306,923	$—	$617,228	$—	$250,000	$12,983	$29,492	$1,216,626
	2008
	2007

J. Huey,
VP, General Counsel &
Corporate
Secretary	2009	$304,808	$—	$605,453	$—	$180,000	$—	$29,999	$1,120,259
	2008	$283,462	$—	$582,478	$—	$275,000	$—	$21,403	$1,162,342
	2007	$273,077	$—	$564,790	$—	$265,000	$—	$26,919	$1,129,786

E. Smith,
VP Corporate Development
(7)	2009	$226,923	$—	$454,560	$—	$125,000	$—	$238,482	$1,044,966
	2008
	2007

(1)          Represents annual incentive payments in excess of the named executive officer’s maximum opportunity under the annual incentive plan.

(2)          Represents the grant-date fair value of equity grants made during the year under ASC Topic 718, rather than an amount paid to or realized by the named executive officer. Assumes maximum payout of 200% on performance share plan grants; see the Company’s Annual Report on Form 10-K for other assumptions made in determining ASC Topic 718 values. For additional information about stock-based grants made in 2009, see the Grants of Plan-Based Awards table and accompanying footnotes and narrative.

(3)          Reflects amount earned for 2009 performance under the annual incentive plan, up to the individual’s maximum incentive opportunity. Amounts in excess of the maximum incentive opportunity are shown in the “Bonus” column. 2009 amounts were earned in 2009 and paid in 2010, 2008 amounts were earned in 2008 and paid in 2009 and 2007 amounts were earned in 2007 and paid in 2008.

(4)          In the case of each of our named executive officers, amounts shown are solely an estimate of the annual increase in the actuarial present value of the named executive officer’s age 65 accrued benefit under the Terra Industries Inc. Employees’ Retirement Plan (“Retirement Plan”) and, in the case of Mr. Bennett, under the Terra Industries Inc. Excess Benefit Plan (“SERP”). No amount is payable under these plans before a participant attains age 55.

(5)          Assumptions used to calculate the actuarial present value of the accrued benefits of the named executive officers are further described in the narrative to the Pension Benefits in Fiscal Year 2009 Table on page A-38. The Change in Pension Value and Non-qualified Deferred Compensation Earnings column also reports the amount of above market earnings on compensation that is deferred outside of  tax-qualified plans. No amount is reported because above market rates are not permitted under the Supplemental Deferred Compensation Plan and no named executive officer has an outstanding balance under such plan.

(6)          See “All Other Compensation” disclosure for details.

(7)          Messrs. Stone and Smith were not named executive officers in 2007 and 2008.

All Other Compensation Table

The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

			Registrant		Perquisite
	Perquisites	Payments/	Contributions to		Tax		Taxable
	& Other	Accruals on	Defined	Insurance	Reimbursements/	Moving	Lump-Sum
	Personal	Termination	Contribution	Premiums	Gross-	Expenses	Payments
Name	Benefits(1)	Plans	Plans (2)	(3)	Ups(4)	(5)	(6)	Other (7)

M. Bennett, President & CEO	$7,565	$—	$11,836	$3,175	$5,045	$—	$—	$60

D. Greenwell, SVP & CFO	$7,645	$—	$22,922	$603	$4,680	$—	$—	$60

D. Stone, SVP Sales & Marketing	$4,829	$—	$21,097	$306	$3,200	$—	$—	$60

J. Huey, VP, General Counsel & Corporate Secretary	$3,536	$—	$21,215	$2,003	$3,185	$—	$—	$60

E. Smith, VP Corporate Development	$3,432	$—	$15,529	$315	$56,870	$101,976	$60,300	$60

(1)          Amounts include only country club dues for each executive.

(2)          Includes company contributions to each executive’s 401(k) account.

(3)          Includes group life insurance premiums for coverage in excess of $50,000.

(4)          Includes tax gross-ups paid by the company in 2009 on perquisites and other benefits from 2008. These gross-ups are based only on taxes from company payment of country club dues for all of the named executive officers, with the exception of Mr. Smith, whose figure includes a $16,482 tax gross-up on moving expenses and a $40,388 tax gross-up on losses and commissions on the sale of his home.

(5)          Includes a moving allowance of $18,333, moving expenses of $24,249, a loss on sale of his home of $36,000 and commissions on sale of his home of $23,394.

(6)          Payment to compensate for loss of deferred compensation at previous employer.

(7)          Value of gift card given to each of the named executive officers during 2009.

Grants of Plan-Based Awards in 2009

The following table provides information on awards under the Annual Incentive Plan and restricted share and performance share awards granted in 2009 to each of our named executive officers.

										All
										Other
										Stock
										Awards:	All
										Number	Other	Exercise
										of	Option	or		Grant
										Shares	Awards:	Base		Date
										of	Number	Price		Fair
				Estimated Future Payouts			Estimated Future Payouts			Stock	of	of	Market	Value
				Under Non-Equity Incentive			Under Equity Incentive			or	Securities	Option	Price	of
		Date of	Type	Plan Awards(4)			Plan Awards(5)			Units	Underlying	Awards	on	Stock &
	Grant	Action	of	Threshold	Target	Maximum	Threshold	Target	Maximum	(#)	Options	($ /	Grant	Option
Name	Date(1)	(2)	Award(3)	($)	($)	($)	(#)	(#)	(#)	(6)	(#)	Sh)	Date	Awards(7)

M. Bennett,	15-Jul-09	14-Jul-09	RS							25,500	—	NA	$26.71	$681,105
President & CEO	17-Feb-09	17-Feb-09	PS				—	73,318	146,636				$22.76	$3,337,425
	17-Feb-09	—	AI	487,500	975,000	1,950,000								NA

D. Greenwell,	15-Jul-09	14-Jul-09	RS							9,700	—	NA	$26.71	$259,087
SVP & CFO	17-Feb-09	17-Feb-09	PS				—	13,936	27,873				$22.76	$634,387
	17-Feb-09	—	AI	142,500	285,000	570,000								NA

D. Stone,	15-Jul-09	14-Jul-09	RS							7,600	—	NA	$26.71	$202,996
SVP Sales & Marketing	17-Feb-09	17-Feb-09	PS				—	11,028	22,056				$22.76	$501,993
	17-Feb-09	—	AI	112,500	225,000	450,000								NA

J. Huey,	15-Jul-09	14-Jul-09	RS							7,500	—	NA	$26.71	$200,325
VP, General Counsel	17-Feb-09	17-Feb-09	PS				—	10,786	21,571				$22.76	$490,960
& Corporate Secretary	17-Feb-09	—	AI	73,750	147,500	295,000								NA

E. Smith,	15-Jul-09	14-Jul-09	RS							5,600	—	NA	$26.71	$149,576
VP Corporate	17-Feb-09	17-Feb-09	PS				—	8,119	16,239				$22.76	$369,599
Development	17-Feb-09	—	AI	55,000	110,000	220,000								NA

(1)           Reflects the date grants were actually made.

(2)           Reflects the date grants were approved by the Compensation Committee.

(3)           For purposes of this table, RS means a grant of Restricted Stock, PS means a grant of Performance Stock and AI means a grant under the Annual Incentive Plan.

(4)           Reflects grants made under Terra’s annual incentive plan. Actual payouts under this plan are based on performance versus financial targets over the corresponding fiscal year and individual performance. Cash payouts are made after completion of the one-year performance period. Threshold awards are 50% of target and maximum awards are 200% of target.

(5)           Reflects grants of performance shares made under Terra’s long-term incentive performance plan. Actual payouts under this plan are based on performance versus financial targets over a three-year period and depend on actual performance versus targets over the performance period, except that in the event of a change in control, the number of performance shares will be fixed at the higher of target or actual performance level for the quarters completed prior to the change in control and each holder will receive such performance shares on the earlier of the date that such award would otherwise vest or the date that such holder is terminated without cause or for good reason (both as defined in the award agreement) or due to death or total disability on or following the change in control. Threshold award is zero shares and maximum award is 200% of targeted shares. The number of performance shares granted in 2009 were adjusted to reflect the antidilution adjustment for our special cash dividend of $7.50 per common share paid on December 11, 2009 (as described on pages A-24 and A-25 of the “Compensation Discussion and Analysis”).

(6)           Reflects grants of restricted shares that time vest 100% on the third anniversary of the grant date or immediately upon a change in control and subsequent qualifying termination.

(7)           Amounts reflect maximum payouts for the performance share grants and stock price on the date of grant.

The following is a description of material factors necessary to understand the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table. This description is intended to supplement the information discussed in the Compensation Discussion and Analysis.

Employment Severance Agreements.

Background.

On October 5, 2006, we entered into an employment severance agreement with each of our named executive officers other than Mr. Huey, with whom we entered into an employment severance agreement on October 25, 2006 and Mr. Smith, with whom we entered into an employment and severance agreement on March 3, 2008. The employment severance agreements provide for severance and other benefits in the event of a termination of employment under circumstances that are both related to and unrelated to a change in control.

Term.

Each employment severance agreement has a three-year term, with the exception of the agreement with Mr. Bennett, which has a five-year term. The term may be extended for additional one-year periods in the Board’s sole discretion. The employment severance agreements may not be terminated during the two-year period following a change in control of Terra without the executive’s consent. Severance and Post-Termination Benefits

The employment severance agreements provide that the executives will be entitled to certain compensation and benefits upon a qualifying termination of employment. The extent and nature of the compensation and benefits are identified and quantified in the disclosure entitled “Post-Employment Payments”, beginning on page A-40 of this Information Statement.

Excise Tax Gross-Up.

The employment severance agreements provide that the executives will be entitled to a gross-up payment to make the executives whole for any excise taxes imposed as a result of Section 280G of the Internal Revenue Code. Entitlement to a gross-up payment is not contingent on an executive’s termination of employment. The estimated amount of the excise tax gross-up for each named executive officer is quantified in the disclosure entitled “Post-Employment Payments”, beginning on page A-40 of this Information Statement.

Restrictive Covenants.

The employment severance agreements contain restrictive covenants that apply following termination of a named executive officer’s employment with Terra and are described in the disclosure entitled “Post-Employment Payments”, beginning on page A-40 of this Information Statement.

Annual Incentive Compensation.

2009 Officer and Key Employee Incentive Plan.

We maintain an Annual Incentive Plan in which our officers and other key employees selected by Mr. Bennett are entitled to participate. As described in the Compensation Discussion and Analysis, the Annual Incentive Plan provides participants, including the named executive officers, the opportunity to earn annual cash incentive awards based upon the achievement of certain performance goals. Awards are paid from a pool established by the Compensation Committee. Funding of the pool for 2009 was based on performance targets relating to return on capital employed. A description of performance target levels and corresponding funding levels is set forth in the Compensation Discussion and Analysis.

Each named executive officer’s threshold, target and maximum incentive award amounts are disclosed in the Grants of Plan-Based Awards table. Annual incentive payments for the named executive officers other than Mr. Greenwell may not be increased to an amount greater than the named executive officer’s target bonus times the pool funding percentage, but may be decreased in the discretion of the Compensation Committee. Payment of an annual incentive award is made as soon as practicable following our determination of whether and to what extent performance goals have been satisfied, subject to approval by the Compensation Committee. Generally, in order to be entitled to receive an annual incentive award payment, an employee must be employed during the applicable fiscal year and until the date of payment.

For 2009, our Compensation Committee set the following target annual incentive award amounts for the named executive officers:

•      Mr. Bennett’s target annual incentive award was equal to 150% of base salary;

•      The target annual incentive award for each of Messrs. Greenwell and Stone was equal to 75% of base salary; and

•      The target annual incentive award for each of Messrs. Huey and Smith was equal to 50% of base salary.

In 2009, the incentive pool under the Annual Incentive Plan was funded at 135.54% of target level. Each of our named executive officers was eligible to receive an amount of up to 200% of their target annual incentive award amounts. The actual awards granted to each of our named executive officers was determined by our Compensation Committee, based on its determination of each named executive officer’s fulfillment of his individual performance goals. For Mr. Bennett, the Compensation Committee, in its discretion, granted an award that was less than his target bonus times his individual performance times the pool funding percentage. For Mr. Greenwell, the Compensation Committee, in its discretion, granted an award that was greater than his target bonus times the pool funding percentage.

Long-Term Incentive Awards.

We maintain the Terra Industries Inc. Stock Incentive Plan of 2002, which we refer to as the 2002 Plan, and the 2007 Omnibus Incentive Compensation Plan, which we refer to as the 2007 Plan, under which the Compensation Committee may grant to the named executive officers, as well as other eligible employees, stock options, stock appreciation rights, restricted shares, performance shares and other forms of stock-based compensation.

2009 Long-Term Incentive Grants.

For 2009, the Compensation Committee granted each of our named executive officers an award based on a combination of restricted shares and performance shares. Each named executive officer’s target grant was determined as a percentage of base salary. For 2009, our Compensation Committee set the following target long-term incentive award values for the named executive officers:

•      Mr. Bennett’s target long-term incentive award was equal to 300% of base salary;

•      The target long-term incentive award for Messrs. Greenwell, Stone, Huey and Smith was equal to 130% of base salary.

With the exception of Mr. Bennett, all executive officers were expected to receive one half of their grants in the form of restricted shares and the other half in the form of performance share grants. Mr. Bennett received one-third of his grant in restricted shares and two-thirds in performance share grants. In all cases, the number of shares subject to the grant was calculated by dividing the target dollar value of the award by the average of Terra’s closing stock price during the twenty trading days prior to the date that the awards were approved by the Compensation Committee. The average stock price was rounded to the nearest fifty cents, and the target number of shares was rounded to the nearest 100 shares.

The number of shares of Terra common stock subject to each grant and the grant date fair value of these awards is reflected in the Grants of Plan-Based Awards table.

•                  Restricted share grants. We granted restricted shares to each of our named executive officers on July 15, 2009. The principal terms and conditions of these grants are described below.

•                  Vesting. Each restricted share grant is subject to cliff vesting with respect to 100% of the restricted shares subject to the award on the third anniversary of the grant date. However, in the event of a termination of employment without cause or for good reason following a change in control of Terra (within the meaning of the restricted share award agreements) or termination of employment due to death or total disability, all restricted shares will become immediately vested. The Compensation Committee has the authority to extend or accelerate the vesting period at any time, in its discretion.

•                  Forfeiture. Upon an executive’s termination of employment for any reason other than death, total disability, termination without cause or for good reason following a change in control of Terra or such other circumstances as determined by the Compensation Committee in its sole discretion, any unvested restricted shares held by the executive will be immediately forfeited and terminated.

•                  Voting and Dividend Rights. Holders of restricted shares are entitled to all rights of a shareholder of Terra, including the right to vote and receive dividends with respect to the restricted shares. However, if any distribution is made to our shareholders other than a cash dividend, then any securities or other property received by other shareholders will be subject to the same restrictions applicable to the restricted shares.

•                  Performance share grants. We granted performance shares to each of our named executive officers on February 27, 2009. The principal terms and conditions of these grants are described below.

•                  Vesting. Each performance share grant is subject to cliff vesting with respect to all shares subject to the award after December 31, 2011, based on achievement of the performance goals during the period from January 1, 2009 through December 31, 2011, as described in the Compensation Discussion and Analysis.  Upon vesting, a holder will become entitled to receive a number of shares ranging from 0% to 200% of the target number of shares subject to the award, based on achievement of performance goals. In the event of a change in control of Terra (within the meaning of the performance share award agreements), the number of shares that each holder will be entitled to receive will become fixed as of the date of the change in control at the greater of the target number of shares subject to the award and a number based on actual company performance during the actual quarters completed prior to the change in control. Each holder of performance shares will receive such performance shares on the earlier of the date that such award would otherwise vest or the date that such holder is terminated without cause or for good reason (both as defined in the performance share award agreement) or due to death or total disability on or following a change in control. In the event of termination of employment due to death prior to a change in control, the holder will become entitled to a number of performance shares based on actual performance prior to death. In the event of termination of employment due to total disability prior to a change in control, performance shares will continue to vest following termination based on achievement of performance goals. In special circumstances, as determined by the Compensation Committee, the Compensation Committee may extend the period for earning all or a portion of a holder’s performance shares.

•                  Forfeiture. Upon an executive’s termination of employment prior to the end of the performance period for any reason other than death, total disability, termination without cause or for good reason following a change in control of Terra or such other circumstances as determined by the Compensation Committee in its sole discretion, any unvested performance shares held by the executive will be immediately forfeited and terminated.

Pre-2008 Long-Term Incentive Grants.

In accordance with applicable disclosure rules, the Stock Awards column of the Summary Compensation Table reflects the aggregate grant-date fair value of the performance-based shares and restricted shares granted in each of 2007, 2008 and 2009. We granted time-based restricted shares in 2007 and 2008 on terms and conditions that are substantially the same as the grants made in 2009 and described above, except that the grants of restricted shares in 2007 will vest in full upon the change in control of Terra. We also made performance share grants in 2007 and 2008. These grants, which were made on February 28, 2007 and

February 22, 2008, were subject to three-year performance periods ending on December 31, 2009 and December 31, 2010, respectively, and will vest automatically upon a change in control at the greater of the target number of shares subject to the award and a number based on actual company performance during the actual quarters completed prior to the change in control.

Retirement Benefits.

Defined Benefit Pension Plans.

We maintain a U.S. tax-qualified defined benefit plan, and an excess benefit plan, which we refer to as the SERP which covers certain named executive officers. For a description of the material terms of these plans and the present value of each named executive officer’s accumulated benefits under these plans as of December 31, 2009, see the Pension Benefit in Fiscal Year 2009 Table and accompanying disclosure, beginning on page A-38.

Defined Contribution Plans.

We maintain a 401(k) plan, which is a tax-qualified defined contribution plan maintained for the benefit of all U.S. employees, including each of our named executive officers. The 401(k) plan permits employees to contribute a portion of eligible pay to the plan on a pre-tax basis. During 2009, we matched 100% of the first 3% of eligible compensation that an employee contributed to the 401(k) plan and 60% of the next 3% of pay contributed. In addition, in the case of employees hired after June 30, 2003 and who are therefore ineligible to participate in the U.S. tax-qualified defined benefit plan, we made an additional non-elective contribution for 2009 equal to 3.2% of eligible compensation. The amount of our 2009 contribution to the 401(k) on behalf of each of our named executive officers is set forth in the explanation of the All Other Compensation column of the Summary Compensation Table.

Outstanding Equity Awards at 2009 Fiscal Year-End

Option Awards

The following table provides information on the holdings of stock option and stock awards by each of our named executive officers as of December 31, 2009.

	Option Awards					Stock Awards
											Equity
											Incentive
											Plan
									Equity		Awards:
			Equity						Incentive		Market or
			Incentive						Plan Awards:		Payout
			Plan						Number		Value of
			Awards:			Number of		Market	of Unearned		Unearned
	Number of	Number of	Number			Shares or		Value of	Shares,		Shares,
	Securities	Securities	of Securities			Units of		Shares or	Units or		Units or
	Underlying	Underlying	Underlying			Stock		Units of	Other		Other
	Unexercised	Unexercised	Unexercised	Option		That		Stock That	Rights That		Rights That
	Options	Options	Unearned	Exercise	Option	Have Not		Have Not	Have Not		Have Not
	(#)	(#)	Options	Price	Expiration	Vested		Vested	Vested		Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)(1)	(#)		($)(1)

M. Bennett,						20,400	(2)	$656,676
President & CEO						12,100	(3)	$389,499
						25,500	(4)	$820,845
									67,864	(5)	$2,184,555
									146,636	(6)	$4,720,198

D. Greenwell,						7,200	(2)	$231,768
SVP & CFO						4,300	(3)	$138,417
						9,700	(4)	$312,243
									11,876	(5)	$382,297
									27,873	(6)	$897,228

D. Stone,						5,300	(2)	$170,607
SVP Sales& Marketing						3,500	(3)	$112,665
						7,600	(4)	$244,644
									9,695	(5)	$312,079
									22,056	(6)	$709,980

J. Huey,						6,600	(2)	$212,454
VP, General Counsel &						3,700	(3)	$119,103
Corporate Secretary						7,500	(4)	$241,425
									10,422	(5)	$335,485
									21,571	(6)	$694,376

E. Smith,						—	(2)	$—
VP Corporate Development						2,800	(3)	$90,132
						5,600	(4)	$180,264
									7,514	(5)	$241,861
									16,239	(6)	$522,733

(1)   Based on a year-end closing price of $32.19 per share.

(2)   Restricted shares will time-vest on July 26, 2010 or earlier upon a change in control.

(3)   Restricted shares will time-vest on July 18, 2011 or earlier upon a change in control and subsequent qualifying termination.

(4)   Restricted shares will time-vest on July 16, 2012 or earlier upon a change in control and subsequent qualifying termination.

(5)   This performance plan cycle will end December 31, 2010. The actual number of shares paid out subsequent to that time will depend on actual performance versus targets over the performance period, except that in the event of a change in control, the number of performance shares will be fixed at the higher of target or actual performance level for the quarters completed prior to the change in control and each holder will receive such performance shares on the earlier of the date that such award would otherwise vest or the date that such holder is terminated without cause or for good reason (both as defined in the award agreement) or due to death or total disability on or following the change in control. The threshold award is zero; therefore, the number of shares and market value shown in the Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested column are based on performance through December 31, 2009 (200% of target) for the 2008 performance plan grant. The number of performance shares is adjusted to reflect the antidilution adjustment for our special cash dividend of $7.50 per common share paid on December 11, 2009 (as described on pages A-24 and A-25 of the “Compensation Discussion and Analysis”).

(6)   This performance plan cycle will end December 31, 2011. The actual number of shares paid out subsequent to that time will depend on actual performance versus targets over the performance period, except that in the event of a change in control, the number of performance shares will be fixed at the higher of target or actual performance level for the quarters completed prior to the change in control and each holder will receive such performance shares on the earlier of the date that such award would otherwise vest or the date that such holder is terminated without cause or for good reason (both as defined in the award agreement) or due to death or total disability on or following the change in control. The threshold award is zero; therefore, the number of shares and market value shown in the Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested column are based on performance through December 31, 2009 (200% of target) for the 2009 performance plan grant. The number of performance shares is adjusted to reflect the antidilution adjustment for our special cash dividend of $7.50 per common share paid on December 11, 2009 (as described on pages A-24 and A-25 of the “Compensation Discussion and Analysis”).

Option Exercises and Stock Vested

The following table provides information, for each of our named executive officers, on the number of restricted shares and performance share awards that became vested in 2009 and the value realized before payment of any applicable withholding taxes and broker commissions.

	Option Awards		Stock Awards
			Number of
	Number of Shares	Value	Shares
	Acquired on	Realized on	Acquired		Value Realized
	Exercise	Exercise	on Vesting		on Vesting
Name	(#)(1)	($)(2)	(#)		($)

M. Bennett,	—	—	77,000	(3)	2,286,130
President & CEO	—	—	167,237	(4)	5,383,359

D. Greenwell,	—	—	21,400	(3)	635,366
SVP & CFO	—	—	25,207	(4)	811,413

D. Stone,	—	—	18,000	(3)	534,420
SVP Sales & Marketing	—	—	17,936	(4)	577,359

J. Huey,	—	—	24,000	(3)	712,560
VP, General Counsel & Corporate Secretary	—	—	27,146	(4)	873,829

E. Smith,	—	—	—		—
VP Corporate Development	—	—	—		—

(1)   Reflects stock options exercised in 2009.

(2)   Based on the intrinsic value of the stock option at date of exercise.

(3)   Reflects time-vesting restricted shares vesting on August 3, 2009, at a price of $29.69. Shares were granted on August 1, 2006, except for Mr. Huey’s shares, which were granted on October 25, 2006.

(4)   Performance share awards for performance from January 1, 2007 through December 31, 2009. Shares were not actually delivered until February 12, 2010 when the Compensation Committee determined the level of performance achieved. Number of shares based on performance through December 31, 2009 (200% of target) and share price based on December 31, 2009 closing price of $32.19. The number of performance shares delivered reflect the antidilution adjustment for our special cash dividend of $7.50 per common share paid on December 11, 2009 (as described on pages A-24 and A-25 of the “Compensation Discussion and Analysis”).

Pension Benefits in Fiscal Year 2009

The following table sets forth information on the pension benefits for each of our named executive officers as of December 31, 2009.

		Number of Years		Payments
		Credited	Present Value of	During Last
		Service (#)	Accumulated Benefit	Fiscal Year
Name	Plan Name	(1)	($)(2)	($)

M. Bennett,	Terra Industries Inc.
President & CEO	Employees’ Retirement
	Plan	37	$762,023	$—
Terra Industries Inc. Excess
	Benefit Plan	37	$1,208,251	$—

D. Greenwell,	Terra Industries Inc.
SVP & CFO(3)	Employees’ Retirement
	Plan	—	$—	$—
Terra Industries Inc. Excess
	Benefit Plan	—	$—	$—

D. Stone,	Terra Industries Inc.
SVP Sales & Marketing	Employees’ Retirement
	Plan	14	$46,367	$—
Terra Industries Inc. Excess
	Benefit Plan	14	$—	$—

J. Huey,	Terra Industries Inc.
VP, General Counsel &	Employees’ Retirement
Corporate Secretary(3)	Plan	—	$—	$—
Terra Industries Inc. Excess
	Benefit Plan	—	$—	$—

E. Smith,	Terra Industries Inc.
VP Corporate Development(3)	Employees’ Retirement
	Plan	—	$—	$—
Terra Industries Inc. Excess
	Benefit Plan	—	$—	$—

(1)          Credited service is the period of the executive’s actual service with Terra.

(2)          Actuarial present value for the Retirement Plan and SERP was determined in accordance with the following assumptions:

•        Discount rate equals 5.79%.

•        Postretirement mortality was projected using the 2009 Static Mortality Table for Annuitants Per §1.430(h)(3)-1(e).

•        Employees are assumed to have elected benefits in the form of a single life annuity.

•        Benefits commence at age 65.

(3)          Messrs. Greenwell, Huey and Smith are not participants in the Terra Industries Inc. Employee’s Retirement Plan or Excess Benefit Plan.

We maintain a U.S. tax-qualified defined benefit plan (the Terra Industries Inc. Employees’ Retirement Plan or the “Retirement Plan”) for the benefit of all U.S. employees hired before July 1, 2003, including Messrs. Bennett and Stone. In 2003, Mr. Stone elected to receive the additional non-elective contribution under the 401(k) plan instead of accruing additional benefits under the Retirement Plan. The Retirement Plan is closed to employees hired on or after July 1, 2003.

We also maintain an excess benefit plan (the “SERP”). The purpose of the SERP is to restore those benefits that a participant would otherwise lose in the tax-qualified plan due to Internal Revenue Code compensation limits and benefit limits.

Retirement Plan.

Benefit Accrual Formula.

The Retirement Plan provides an unreduced single life annuity at age 65 equal to an amount which:

Multiplies

•                  1.55% of the highest 60 month average pensionable compensation by

•                  Years of credited service and

Subtracts

•                  0.6% of the highest 60 month average pensionable compensation up to the social security compensation limit multiplied by years of credited service (up to a maximum of 35 years).

Prior to 2004, pensionable compensation included total salary and wages paid to the participant for services rendered in the period considered as service, including bonuses, overtime, commissions and salary deferrals under a Section 401(k) or Section 125 plan. Effective January 1, 2004, bonuses are no longer considered as part of pensionable compensation.

Vesting.

An employee hired prior to July 1, 2003 became eligible to participate once he or she had completed a 12 consecutive month period of at least 1,000 hours of service. Benefits under the Retirement Plan cliff vest after five years of service.

Early Retirement.

Eligibility for early retirement under the Retirement Plan is age 55 with 5 years of vesting service. For a participant who commences pension benefits directly from active status, the early retirement reductions are 3% per year from age 65, 10% per year from age 60, 8% per year from age 59, 6% per year from age 58 and 5% per year from age 56. All other participants who commence pension benefits prior to age 65 are subject to an actuarial reduction of 6.67% per year from age 65 and 3.33% per year from age 60. As of the date of this Information Statement, only Mr. Bennett is eligible for early retirement under the Retirement Plan.

Forms of Benefit.

Participants in the Retirement Plan generally can choose among the following optional forms of benefit:

•                  Single life annuity;

•                  50% joint and survivor annuity;

•                  75% joint and survivor annuity;

•                  100% joint and survivor annuity;

•                  10 year or 15 year certain and life annuity; and

•                  Social Security level income benefit.

Each option is provided on an actuarially equivalent basis.

SERP.

The Retirement Plan benefits are limited by various constraints by the Internal Revenue Code. The SERP is an unfunded plan maintained to provide benefits to a certain group of management and highly compensated employees. The terms of the SERP, as they relate to our named executive officers, with respect to benefit accrual formula, vesting, early retirement and forms of benefit are the same as the Retirement Plan, except that under the SERP, pensionable compensation is not subject to the limits imposed by the Internal Revenue Code and deferred compensation is not excluded from the definition of pensionable compensation under the SERP. In 2010, the Compensation Committee and the Board approved the adoption of a rabbi trust, which is intended to provide a source of funds to assist Terra in meeting its liabilities under the SERP following a change in control.

Post-Employment Payments

This section describes and quantifies potential payments that may be made to each named executive officer at, following, or in connection with the resignation, severance, retirement, or other termination of the named executive officer’s employment or a change in control of Terra on December 31, 2009.

	M. Bennett, President & CEO
					Qualifying
					Termination	Change in	Change in
					Unrelated to	Control	Control &
					a Change in	Without	Qualifying
Benefit	Death	Disability	For Cause	Voluntary	Control	Termination	Termination
Cash Severance	$—	$—	$—	$—	$2,437,500	$—	$3,250,000
Equity
Restricted Shares	$1,867,020	$1,867,020	$—	$—	$—	$656,676	$1,867,020
Performance Share Awards	$5,697,630	$—	$—	$—	$—	$5,697,630	$5,697,630
Unexercisable Options	$—	$—	$—	$—	$—	$—	$—
Total	$7,564,650	$1,867,020	$—	$—	$—	$6,354,306	$7,564,650
Retirement Benefits
DB Plan	$—	$—	$—	$—	$—	$—	$473,383
DC Plan	$—	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$—	$—	$473,383
Unvested Deferred Compensation	$—	$—	$—	$—	$—	$—	$—
Other Benefits
Health & Welfare	$—	$—	$—	$—	$23,753	$—	$23,753
Outplacement	$—	$—	$—	$—	$78,000	$—	$78,000
Perquisites	$—	$—	$—	$—	$—	$—	$—
Long-Term Disability	$—	$1,666,384	$—	$—	$—	$—	$—
Tax Gross-Ups	$—	$—	$—	$—	$—	$—	$—
Total	$—	$1,666,384	$—	$—	$101,753	$—	$101,753
Total	$7,564,650	$3,533,404	$—	$—	$2,539,253	$6,354,306	$11,389,786

(1) Please see narrative accompanying these tables for details and key assumptions.

	D. Greenwell, SVP & CFO
					Qualifying
					Termination	Change in	Change in
					Unrelated to a	Control	Control &
					Change in	Without	Qualifying
Benefit	Death	Disability	For Cause	Voluntary	Control	Termination	Termination
Cash Severance	$—	$—	$—	$—	$997,500	$—	$1,330,000
Equity
Restricted Shares	$682,428	$682,428	$—	$—	$—	$231,768	$682,428
Performance Share Awards	$1,055,832	$—	$—	$—	$—	$1,055,832	$1,055,832
Unexercisable Options	$—	$—	$—	$—	$—	$—	$—
Total	$1,738,260	$682,428	$—	$—	$—	$1,287,600	$1,738,260
Retirement Benefits
DB Plan	$—	$—	$—	$—	$—	$—	$—
DC Plan	$—	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$—	$—	$—
Unvested Deferred Compensation	$—	$—	$—	$—	$—	$—	$—
Other Benefits
Health & Welfare	$—	$—	$—	$—	$29,674	$—	$29,674
Outplacement	$—	$—	$—	$—	$45,600	$—	$45,600
Perquisites	$—	$—	$—	$—	$—	$—	$—
Long-Term Disability	$—	$2,155,145	$—	$—	$—	$—	$—
Tax Gross-Ups	$—	$—	$—	$—	$—	$—	$872,768
Total	$—	$2,155,145	$—	$—	$75,274	$—	$948,042
Total	$1,738,260	$2,837,573	$—	$—	$1,072,774	$1,287,600	$4,016,302

(1) Please see narrative accompanying these tables for details and key assumptions.

	D. Stone, SVP Sales & Marketing
					Qualifying
					Termination	Change in	Change in
					Unrelated to a	Control	Control &
					Change	Without	Qualifying
Benefit	Death	Disability	For Cause	Voluntary	in Control	Termination	Termination
Cash Severance	$—	$—	$—	$—	$720,000	$—	$1,050,000
Equity
Restricted Shares	$527,916	$527,916	$—	$—	$—	$170,607	$527,916
Performance Share Awards	$843,378	$—	$—	$—	$—	$843,378	$843,378
Unexercisable Options	$—	$—	$—	$—	$—	$—	$—
Total	$1,371,294	$527,916	$—	$—	$—	$1,013,985	$1,371,294
Retirement Benefits
DB Plan	$—	$—	$—	$—	$—	$—	$—
DC Plan	$—	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$—	$—	$—
Unvested Deferred Compensation	$—	$—	$—	$—	$—	$—	$—
Other Benefits
Health & Welfare	$—	$—	$—	$—	$29,674	$—	$29,674
Outplacement	$—	$—	$—	$—	$36,000	$—	$36,000
Perquisites	$—	$—	$—	$—	$—	$—	$—
Long-Term Disability	$—	$631,759	$—	$—	$—	$—	$—
Tax Gross-Ups	$—	$—	$—	$—	$—	$—	$803,108
Total	$—	$631,759	$—	$—	$65,674	$—	$868,782
Total	$1,371,294	$1,159,675	$—	$—	$785,674	$1,013,985	$3,290,076

(1) Please see narrative accompanying these tables for details and key assumptions.

	J. Huey, VP, General Counsel & Corporate Secretary
					Qualifying
					Termination	Change in	Change in
					Unrelated to a	Control	Control &
					Change in	Without	Qualifying
Benefit	Death	Disability	For Cause	Voluntary	Control	Termination	Termination
Cash Severance	$—	$—	$—	$—	$663,750	$—	$885,000
Equity
Restricted Shares	$572,982	$572,982	$—	$—	$—	$212,454	$572,982
Performance Share Awards	$849,816	$—	$—	$—	$—	$849,816	$849,816
Unexercisable Options	$—	$—	$—	$—	$—	$—	$—
Total	$1,422,798	$527,982	$—	$—	$—	$1,062,270	$1,422,798
Retirement Benefits
DB Plan	$—	$—	$—	$—	$—	$—	$—
DC Plan	$—	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$—	$—	$—
Unvested Deferred Compensation	$—	$—	$—	$—	$—	$—	$—
Other Benefits
Health & Welfare	$—	$—	$—	$—	$18,346	$—	$18,346
Outplacement	$—	$—	$—	$—	$35,400	$—	$35,400
Perquisites	$—	$—	$—	$—	$—	$—	$—
Long-Term Disability	$—	$—	$—	$—	$—	$—	$—
Tax Gross-Ups	$—	$—	$—	$—	$—	$—	$721,485
Total	$—	$631,759	$—	$—	$53,746	$—	$775,231
Total	$1,422,798	$572,982	$—	$—	$717,496	$1,062,270	$3,083,029

(1) Please see narrative accompanying these tables for details and key assumptions.

	E. Smith, VP Corporate Development
					Qualifying
					Termination	Change in	Change in
					Unrelated to a	Control	Control &
					Change in	Without	Qualifying
Benefit	Death	Disability	For Cause	Voluntary	Control	Termination	Termination
Cash Severance	$—	$—	$—	$—	$495,000	$—	$660,000
Equity
Restricted Shares	$270,396	$270,396	$—	$—	$—	$—	$270,396
Performance Share Awards	$630,924	$—	$—	$—	$—	$630,924	$630,924
Unexercisable Options	$—	$—	$—	$—	$—	$—	$—
Total	$901,320	$270,396	$—	$—	$—	$630,924	$901,320
Retirement Benefits
DB Plan	$—	$—	$—	$—	$—	$—	$—
DC Plan	$—	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$—	$—	$—
Unvested Deferred Compensation	$—	$—	$—	$—	$—	$—	$—
Other Benefits
Health & Welfare	$—	$—	$—	$—	$23,752	$—	$23,752
Outplacement	$—	$—	$—	$—	$26,400	$—	$26,400
Perquisites	$—	$—	$—	$—	$—	$—	$—
Long-Term Disability	$—	$—	$—	$—	$—	$—	$—
Tax Gross-Ups	$—	$—	$—	$—	$—	$—	$567,561
Total	$—	$—	$—	$—	$50,152	$—	$617,713
Total	$901,320	$270,396	$—	$—	$545,152	$630,924	$2,179,033

(1) Please see narrative accompanying these tables for details and key assumptions.

Named Executive Officers Employed by the Company as of December 31, 2009.

We have entered into executive severance agreements and maintain certain plans that will require us to pay compensation and provide certain benefits to each of our named executive officers at, following, or in connection with the executive’s termination of employment or a change in control of Terra. The material terms and conditions relating to these payments and benefits are described below. Unless otherwise specifically noted, the terms described below apply to each named executive officer on an identical basis.

Involuntary Termination Without “Cause” or Voluntary Termination for “Good Reason” on December 31, 2009, Other Than During the Two-Year Period Following a “Change in Control”.

If a named executive officer’s employment with Terra had been involuntarily terminated by Terra without “cause” or voluntarily terminated by the executive for “good reason” on December 31, 2009, the executive would have been entitled to the following payments and benefits:

•                  A lump-sum cash severance payment in an amount equal to 1.5 times the sum of his annual base salary at termination and his target annual incentive award for 2009;

•                  Continuation of medical and dental benefits until the earlier of two years following the date of termination or the date the executive becomes covered by another employer’s major medical plan; and

•                  Outplacement services at our expense until the earlier of the first anniversary of termination and the date that the executive becomes employed by a new employer.

Termination Due to Death on December 31, 2009.

If a named executive officer’s employment with Terra was terminated due to death on December 31, 2009, then his estate would have been entitled to the following payments and benefits:

•                  Immediate vesting of all unvested restricted shares; and

•                  Immediate vesting of all unvested performance shares at a level based on actual performance during the performance period through December 31, 2009.

Termination Due to Disability on December 31, 2009.

If a named executive officer’s employment with Terra was terminated due to his disability on December 31, 2009, he would have been entitled to the following payments and benefits:

•                  Immediate vesting of all unvested restricted shares; and

•                  Payment of monthly disability benefits.

“Change in Control” Without a Qualifying Termination on December 31, 2009.

If a “change in control” of Terra occurred on December 31, 2009, each named executive officer would have been entitled to the following benefits:

•                  Immediate vesting of all unvested restricted shares granted prior to July 2008;

•                  Immediate vesting of a number of performance shares granted prior to February 2009 equal to the greater of the target number of shares subject to each outstanding performance share grant and a number based on actual performance during the performance period through December 31, 2009; and

•                  Payment of a gross-up to make the executive whole for any excise tax imposed as a result of Section 280G of the Internal Revenue Code.

Involuntary Termination Without “Cause” or Voluntary Termination for “Good Reason” on December 31, 2009 During the Two-Year Period Following a “Change in Control”.

If a named executive officer’s employment with Terra was involuntarily terminated by Terra without “cause” or voluntarily terminated by the executive for “good reason” on December 31, 2009 and during the two-year period following a “change in control” of Terra, he would have been entitled to the following payments and benefits:

•                  A lump-sum cash severance payment in an amount equal to two times the sum of his annual base salary at termination and the target annual incentive award for 2009 (or, for officers who are covered by Section 162(m) of the Code, the product of their annual base salary at termination and their target annual incentive award opportunity for 2008);

•                  Continuation of medical and dental benefits until the earlier of two years following the date of termination or the date the executive becomes covered by another employer’s major medical plan;

•                  Outplacement services at our expense until the earlier of the first anniversary of termination and the date that the executive becomes employed by a new employer;

•                  Immediate vesting of all benefits accrued under the SERP and two years of additional age and service credit for purposes of calculating such benefits (only applicable to Mr. Bennett, because Messrs. Greenwell, Stone, Huey, and Smith do not participate in the SERP);

•                  Immediate vesting of all unvested restricted shares;

•                  Immediate vesting of a number of performance shares equal to the greater of the target number of shares subject to each outstanding performance share grant and a number based on actual performance during the performance period through December 31, 2009; and

•                  Payment of a gross-up to make the executive whole for any excise tax imposed as a result of Section 280G of the Internal Revenue Code.

Material Defined Terms.

The terms “cause” and “good reason” as used above are defined under the employment severance agreements and mean the following:

“Cause” means (i) the willful and continued failure of the executive to perform substantially the executive’s duties with Terra (other than any such failure resulting from incapacity due to physical or mental illness); (ii) the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to Terra; (iii) the executive’s willful and material breach of the employment severance agreement; (iv) the executive’s willful violation of any material provision of Terra’s code of ethics and standards of business conduct or (v) the executive’s willful failure to cooperate with a government investigation.

“Good Reason” means, other than during the two-year period following a “change in control” (as defined in the employment severance agreements), (i) our failure to pay the executive any compensation when due (other than an inadvertent failure that is remedied within 10 business days following notice by the executive) and (ii) delivery by Terra to the executive of a notice to terminate the executive’s employment other than for “cause” or “permanent disability” (as defined in the employment severance agreements).

“Good Reason” means, during the two-year period following a “change in control” (as defined in the employment severance agreements), (i) our failure to pay the executive any compensation when due (other than an inadvertent failure that is remedied within 10 business days following notice by the executive); (ii) delivery by Terra to the executive of a notice to terminate the executive’s employment other than for “cause” or “permanent disability” (as defined in the employment severance agreements); (iii) a reduction in the executive’s annual base salary of 10% or more from the level in effect immediately prior to the “change in control”; (iv) the relocation of the executive’s principal place of employment to a location more than 50 miles from immediately prior to the change; (v) a reduction in the executive’s target annual incentive award of more than 10% from the level in effect immediately prior to the “change in control”; (vi) a material diminution in the executive’s titles, duties, responsibilities or status from those in effect immediately prior to the “change in control”; (vii) the removal of the executive from, or any failure to re-elect the executive to, any of the offices the executive held immediately prior to the “change in control”; or (viii) any material reduction in executive’s retirement, insurance or fringe benefits from the levels in effect immediately prior to the “change in control”.

The term “change in control”, as defined under the employment severance agreements, means, in general, the occurrence of any one of the following events: (i) certain changes in the membership of a majority of the Board; (ii) consummation of certain mergers or consolidations of Terra with any other corporation following which our shareholders hold less than 60% of the combined voting power of the surviving entity; (iii) approval by our shareholders of a plan of complete liquidation or dissolution of Terra; or (iv) certain acquisitions by a third-party or third-parties, acting in concert, of at least 25% of our then outstanding voting securities.

The definition of “change in control” for purposes of the restricted share agreements and the performance share agreements is substantially the same as that definition for purposes of the employment severance agreements.

Release Requirement.

Pursuant to the employment severance agreements, an executive will not be entitled to severance and other separation benefits unless he executes a release of claims in favor of Terra and the release becomes effective and irrevocable.

Post-Employment Covenants.

In exchange for the above described payments and benefits to the extent provided for under the employment severance agreements, following termination of employment, the executive will remain subject to confidentiality, cooperation and non-solicitation/non-competition covenants that are set forth in the employment severance agreements. The confidentiality covenant prohibits the executive from disclosing “confidential information” as defined under the employment severance agreements. The cooperation covenant requires the executive to cooperate with Terra in connection with any lawsuit or investigation that related to the executive’s employment with Terra. The non-solicitation/non-competition covenant prohibits the executive, for a period of one year following his termination of employment, from (i) engaging in any activity that is in competition with Terra (including any business relating to the production or marketing of nitrogen products) and (ii) soliciting or hiring any of our employees without our consent.

Methodologies and Assumptions used for Calculating Other Potential Post-Employment Payments.

For purposes of quantifying the other potential post-employment payments disclosed in the following tables, we utilized the following assumptions and methodologies:

•                  Date of triggering event. The date of each triggering event is December 31, 2009.

•                  Determination of cash severance. Following a qualifying triggering event, each named executive officer is entitled to cash severance equal to the sum of the named executive officer’s current base salary and target annual incentive award multiplied by the appropriate severance multiple. The severance multiple is 1.5 in the case of a termination other than within two years following a change in control of Terra, and is two in the case of a termination during the two-year period following a change in control. In accordance with this formula, each named executive officer’s cash severance was determined based on the following:

•                  Mr. Bennett. Annual base salary of $650,000 as of December 31, 2009, and 2009 target annual incentive award of $975,000.

•                  Mr. Greenwell. Annual base salary of $380,000 as of December 31, 2009, and 2009 target annual incentive award of $285,000.

•                  Mr. Stone. Annual base salary of $300,000 as of December 31, 2009, and 2009 target annual incentive award of $225,000 and solely for the purpose of a termination other than within two years following a change in control, $180,000.

•                  Mr. Huey. Annual base salary of $295,000 as of December 31, 2009, and 2009 target annual incentive award of $147,500.

•                  Mr. Smith. Annual base salary of $220,000 as of December 31, 2009, and 2009 target annual incentive award of $110,000.

•                  Number of performance shares subject to vesting in the event of a change in control. The performance share award agreements for grants prior to February 2009 provide that in the event of a “change in control” of Terra, a number of performance shares equal to the greater of the target number of shares subject to each outstanding performance share grant and a number based on actual performance during the performance period through December 31, 2009 will become vested. For performance share awards granted in 2009, the number of shares that each holder will receive will become fixed at the greater of the target number of shares subject to the award and a number based on actual performance during the performance period through December 31, 2009. Each holder will receive such performance shares on the earlier of the date that such award would otherwise vest or the date that such holder is terminated without cause or for good reason (both as defined in the performance share award agreement) or due to death or total disability on or following a change in control. Based on company performance as of December 31, 2009, the actual performance number for each of the outstanding performance share grants is at least equal to the maximum level of performance, and therefore, we have assumed vesting at the maximum level (200% of target).

•                  Number of restricted shares subject to vesting in the event of death or disability. The restricted share award agreements for the outstanding grants of restricted shares provide that in the event of a termination of employment due to death or disability, the restricted shares subject to such grant will vest in full.

•                  Number of performance shares subject to vesting in the event of death. The performance share award agreements provide that in the event of a termination of employment due to death prior to a change in control, performance shares will vest at a level based on actual performance during the performance period through the date of death. Based on company performance as of December 31, 2009, the actual performance number for each of the outstanding performance share grants is at least equal to the maximum level of performance, and therefore, we have assumed vesting at the maximum level (200% of target).

•                  Value of restricted shares and performance shares subject to vesting. The value of each restricted share and performance share that was subject to vesting upon a triggering event was determined by multiplying the number of shares subject to vesting by the closing price of Terra common stock on December 31, 2009, the last trading day of 2009 (i.e., $32.19).

•                  Value of continuation of health and dental benefits. The value of health and dental benefits which are continued for a two-year period following certain qualifying triggering events was determined based on assumptions used for financial reporting purposes under Financial Accounting Standards Board ASC Topic 715, Retirement Benefits.

•                  Value of post-termination outplacement services. The value of post-termination outplacement services was determined based on a value equal to approximately 12% of an executive’s annual base salary as of the date of termination of employment.

•                  Incremental value of accelerated vesting of SERP benefits and additional age/service credit in the event of a “change in control”. These amounts, which are applicable to Mr. Bennett, were calculated by adding two years of credited service to the year-end 2009 total pension benefit (i.e., sum of tax-qualified pension and SERP) for the named executive officer and then determining the present value of that accrued benefit deferred to the date the executive reaches age 63, which is the earliest age at which unreduced pension benefits would be available to the executive with an extra two years of age. The actuarial basis for these determinations is the same as the basis used in the Pension Benefits Table.

•                  Value of monthly disability benefits. The value of monthly disability benefits is based on the present value of the excess of each named executive officer’s monthly disability benefit under our long-term disability plan that covers the executive as of December 31, 2009, over the monthly disability benefit that would be payable under our long-term disability plan that is generally available to all employees. Amounts are calculated using a 7% discount rate and assuming that each named executive officer continues to receive monthly disability benefits until age 65.

•                  Determination of excise tax payments and tax gross-up payments made in connection with a change in control. We determined the amount of the excise tax payment by multiplying by 20% the “excess parachute payment” that would arise in connection with payments made to the applicable named executive officers upon either (i) a change in control of Terra or (ii) a qualifying termination of employment following a change in control. The excess parachute payment was determined in accordance with the provisions of Section 280G of the Internal Revenue Code. We utilized the following key assumptions to determine the applicable named executive officer’s tax gross-up payment:

•                  Based on our performance through December 31, 2009, all of our outstanding performance share awards are currently expected to vest at 200% of the target level. Therefore, the amount of the excise tax with respect to the performance share awards was calculated assuming that all performance goals with respect to the performance share awards had already been met at the 200% level. The result is that the amount of the excise tax attributable to both the performance share awards and the restricted shares is based solely on the value of the accelerated vesting and the lapse of the obligation to perform future services;

•                  A statutory federal income tax rate of 35%, a Medicare tax rate of 1.45% and a state income tax rate of 8.98%, which is the maximum individual income tax rate for Iowa;

•                  Each named executive officer’s Section 280G “base amount” was determined based on average W-2 compensation for the period from 2004-2008 (or the period of the executive’s employment with Terra, if shorter); and

•                  The interest rate assumption was 120% of the applicable federal rate for December 2009.

Director Compensation.

The following table summarizes the compensation of each of our non-employee directors for the fiscal year ended December 31, 2009.

					Change in
					Pension
					Value &
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid			Incentive Plan	Compensation	All Other
	in Cash	Stock Awards	Option	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(2)(3)	Awards	($)	($)	($)	($)
Fisher, D.	$83,750	$164,690	$—	$—	$—	$—	$248,440
Fraser, D.	$75,250	$164,690	$—	$—	$—	$—	$239,940
Hesse, M.	$79,000	$164,690	$—	$—	$—	$—	$243,690
Janson, P.	$72,500	$164,690	$—	$—	$—	$—	$237,190
Kroner, J.	$72,500	$164,690	$—	$—	$—	$—	$237,190
Lilly, J.	$10,625	$190,656	$—	$—	$—	$—	$201,281
McGlone, D.	$68,750	$164,690	$—	$—	$—	$—	$233,440
Slack, H.	$100,000	$247,050	$—	$—	$—	$—	$347,050
Wilson, D.	$10,625	$190,656	$—	$—	$—	$—	$201,281
Yoskowitz, I.	$10,625	$190,656	$—	$—	$—	$—	$201,281

(1)          For information about the nature of the fees earned during the fiscal year, see the narrative accompanying this table.

(2)          This column sets forth the amount of fees earned by each director from Terra during 2009. These amounts represent the grant-date fair value of stock-based compensation granted in 2009.

(3)          Includes a share award of 8,321 shares to the Chairman of the Board (Mr. Slack) on August 3, 2009; share awards of 4,025 shares (on December 1, 2009) and 1,030 shares (on December 17, 2009) to Messrs. Lilly, Wilson and Yoskowitz, and a share award of 5,547 shares (on August 3, 2009) to the other directors. Grants are immediately vested.

In May 2003, the board of directors voted to compensate non-employee directors using a combination of cash and shares. In 2007, the board of directors again reviewed the compensation plan and structure for non-employee directors and made certain revisions thereto while leaving intact the mix of cash and shares.

Director Fees Paid in Cash.

Under the director compensation policy, in 2009, Mr. Slack, Chairman of the Board, received an annual cash retainer of $100,000 (paid quarterly). The other non-employee directors each received an annual retainer of $27,500 (paid quarterly) and meeting fees of $1,250 per meeting attended, including committee meetings. Mr. Fisher received an additional annual cash retainer of $10,000 (paid quarterly) for serving as Chairman of the Audit Committee. Ms. Hesse, Chairman of the Nominating and Corporate Governance Committee, and Mr. Fraser, Chairman of the Compensation Committee, each received an additional annual cash retainer of $4,000 (paid quarterly) for serving as committee chairs.

Director Stock Awards.

2009 Stock Awards.

Pursuant to a resolution of the Board of Directors dated August 16, 2006, the Board determined that beginning in 2006 and on a going-forward basis, director stock awards would be delivered in the form of fully vested shares of Terra common stock. By resolution of the Board of Directors dated October 23, 2007, the Board determined that new equity grants should be made August 1 (or the following business day) each year, and that starting August 2008, the number of shares awarded shall be determined by reference to a fixed dollar amount divided by the share price of Terra shares for the previous 20 trading days immediately preceding the date of grant, rounded up to the next whole share. The dollar value used in the numerator is $150,000 for all non-employee directors except for Mr. Slack, the chairman, in which case the numerator is the sum of $225,000. This level of stock award was selected based on a prior market study of compensation paid to non-employee directors of public companies. In addition, the Board determined that each newly elected outside director will receive, simultaneously with his or her election to the Board, an initial grant of Terra shares that is equivalent to the annual equity grant as described above. On August 3, 2009, each director serving on the Board on that date other than Mr. Slack received a grant of 5,547 shares of Terra common stock, and Mr. Slack received a grant of 8,321 shares of Terra common stock.

On December 1, 2009, newly elected directors Messrs. Lily, Wilson and Yoskowitz each received a grant of 4,025 shares of Terra common stock upon their election to the Board. On December 17, 2009, Terra issued a subsequent grant to each such newly elected directors of 1,030 shares of Terra common stock to ensure that the directors’ initial grant was not diminished as a result of the $7.50 special cash dividend paid by Terra on December 11, 2009.

Director Stock Ownership Guidelines.

Pursuant to resolution of the Board of Directors dated October 23, 2007, the Board implemented, effective immediately, Terra stock ownership guidelines for all non-employee directors. The guide for all non-employee directors is 20,000 shares for all except the Chairman, which guide is 30,000 shares. All newly elected directors are to be allowed a five year period from election to satisfy the new guidelines.

Other Director Compensation.

We reimburse all directors for reasonable travel and other necessary business expenses incurred in the performance of their services for Terra. Non-employee directors do not receive any additional payments or perquisites. A director who is a Terra employee, such as Mr. Bennett, does not receive any additional compensation for service as a director.

Transactions with Related Persons.

During 2009, the Company was engaged in no transactions, nor are any such transactions currently proposed, in which a related party, as that term is defined in Title 17, Chapter II, Subpart § 229.404 of the Code of Federal Regulations, had or will have a direct or indirect material interest and which involves an amount exceeding $120,000.

Policies and Procedures.

The Audit Committee of the Board reviews all material transactions with any related person as identified by management. “Related persons” include any of our directors, executive officers, certain of our stockholders and immediate family members of any of the foregoing.

At its February 2008 meeting, the Audit Committee and Board adopted a written policy for evaluating related person transactions. To identify related person transactions under such policy, each year we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. Additionally, all material undertakings by the Company are reviewed by management, with a view, in part, to identify if a related person is involved. Pursuant to our policy, we periodically compile a list of related persons (“Related Person List”) based on information gathered from responses to the Director and Officer Questionnaire along with information concerning stockholders who beneficially own more than five percent (5%) of the voting securities of Terra, and distribute the list to key members of management for review. Management is instructed to review the Related Person List and promptly inform the General Counsel of any current or proposed transactions with any person on the list. The General Counsel is to report to the Audit Committee any potential related person transaction so identified. We review related person transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the Company’s interest. Our Code of Ethics and Standards of Business Conduct requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify our General Counsel.

We expect our directors, officers and employees to act and make decisions that are in the Company’s best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. Our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to Terra in an objective and fair manner. The Nominating and Corporate Governance Committee is charged with responsibility to bring before the Board all requests for a waiver of the Company’s Code of Ethics and Standards of Business Conduct.

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee, which are set forth in the Audit Committee charter adopted by the Board of Directors, include providing oversight to Terra’s financial reporting process through periodic meetings with Terra’s independent auditors, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters. Terra management is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on Terra’s senior management, including its senior financial management, its internal audit function, and its independent auditors.

The Audit Committee appointed Deloitte & Touche LLP (“Deloitte & Touche”) as the independent registered public accounting firm for Terra for 2010.

The Audit Committee has reviewed and discussed with senior management Terra’s audited financial statements included in the 2009 Annual Report to Stockholders. Management has confirmed to us that the data in such financial statements (i) has been prepared with integrity and objectivity and is management’s responsibility, and (ii) has been prepared in conformity with generally accepted accounting principles.

The Audit Committee has discussed with Deloitte & Touche, Terra’s independent registered accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61 (“SAS 61”) Communications with Audit Committees. SAS 61 requires Terra’s independent registered accounting firm to provide us with additional information regarding the scope and results of their audit of Terra’s financial statements, including with respect to (i) their responsibility under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

The Audit Committee has received from Deloitte & Touche a letter providing the disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche’s communications with the Audit Committee concerning its independence. Deloitte & Touche has discussed its independence with us and has confirmed in such letter that, in its professional judgment, it is independent of Terra within the meaning of the Federal securities laws and other applicable requirements. Deloitte & Touche has also discussed with us its findings related to its review of Terra’s internal control procedures as required by Section 404 of the Sarbanes-Oxley Act.

Based on the review and discussions described above with respect to Terra’s audited financial statements for the year ended December 31, 2009, the Audit Committee has recommended to the Board of Directors that such financial statements be included in Terra’s Annual Report for 2009 on Form 10-K for filing with the SEC.

The Audit Committee has a policy concerning the approval of audit and non-audit services to be provided by Terra’s independent registered public accounting firm. A copy of this policy can be found in Terra’s Audit Committee charter on our website at www.terraindustries.com. Select the “Investors” link, followed by “Terra Industries (TRA)” and choose “Governance”. The policy requires that all services provided by Terra’s independent auditors to Terra, including audit services and permitted audit-related and non-audit related services, be pre-approved by the Audit Committee.

In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that the data in such financial statements has been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of Terra’s independent registered accounting firm with respect to such financial statements.

Members of the Audit Committee of the Board of Directors

D.E. Fisher, Chairman
M.O. Hesse
J.R. Kroner
D.A. Wilson